Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-221683

Genius Brands International, Inc.

Prospectus Supplement No. 6

1,647,691 Shares

Common Stock

This prospectus supplement no. 6 (the “Supplement”) supplements information contained in the prospectus dated January 30, 2018 (the “Prospectus”), relating to the sale of up to 1,647,691 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders of Genius Brands International, Inc., a Nevada corporation, named in this prospectus. The shares being offered consist of an aggregate of 1,647,691 shares (the “Shares”) of Common Stock, at an offering price of $3.90 per share. The shares offered by the prospectus were issued in connection with (i) an October 2017 Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investors (the “Registered Offering”) the Shares, at an offering price of $3.90 per share; and (ii) a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), under which we agreed to issue to the Investors who participated in the Registered Offering warrants (the “Warrants”) exercisable for one share of Common Stock for each Share purchased in the Registered Offering for an aggregate of 1,647,691 shares of Common Stock at an exercise price of $3.90 per share.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 2, 2018 and October 4, 2018 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 11, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 131 S. Rodeo Drive, Suite 250 Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90212 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

__________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a)       On October 2, 2018, Genius Brands International, Inc. (the “Company”) held its 2018 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the holders of 5,887,281 shares of the Company’s common stock were present in person or represented by proxy, which represents 65.78% of the total shares of outstanding common stock entitled to vote as of the record date of August 3, 2018.

(b)       The following actions were taken in the Annual Meeting:

(1)	The following eight nominees were elected to serve on the Company’s Board of Directors until the Company’s 2019 annual meeting of stockholders or until their respective successors have been elected and qualified, or until their earlier resignation or removal:

Name of Director Nominees	Votes For	Votes Withheld	Broker Non-Vote
Andy Heyward	2,477,356	738	3,409,187
Amy Moynihan Heyward	2,476,690	1,404	3,409,187
Joseph “Gray” Davis	2,474,828	3,266	3,409,187
Lynne Segall	2,477,539	555	3,409,187
P. Clark Hallren	2,453,513	24,581	3,409,187
Anthony Thomopoulos	2,453,763	24,331	3,409,187
Bernard Cahill	2,477,606	488	3,409,187
Margaret Loesch	2,477,606	488	3,409,187

(2)	The amendment to the Company’s 2015 Amended Incentive Plan, to increase the number of shares of common stock available for grant of awards under the 2015 Amended Incentive Plan from 1,666,667 to an aggregate of 2,666,667, was approved, based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Vote
2,324,483	141,965	11,646	3,409,187

(3)	The selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, was ratified, based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Vote
5,876,438	10,710	133	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: October 2, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 131 S. Rodeo Drive, Suite 250 Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90212 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2018, Llama Productions LLC, a California limited liability company (“Llama”) and a wholly-owned subsidiary of Genius Brands International, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bank Leumi USA (the “Lender”), pursuant to which the Lender agreed to make a secured loan in an aggregate amount not to exceed $4,231,989 to Llama (the “Loan”). The proceeds of the Loan will be used to pay a portion of the expenses of producing, completing and delivering two 22 minute episodes and sixteen 11 minute episodes of the second season of the animated series Llama Llama to be initially exhibited on Netflix.

To secure payment of the Loan, Llama has granted to the Lender a continuing security interest in and against, generally, all of its tangible and intangible assets, which includes all seasons of the Llama Llama animated series.

Under the Loan and Security Agreement, Llama can request revolving loan advances under (a) the Prime Rate Loan facility and (b) the LIBOR Loan facility, each as further described in the Loan and Security Agreement attached as an exhibit hereto. Prime Rate Loan advances shall bear interest, on the outstanding balance thereof, at a fluctuating per annum rate equal to 1.0% plus the Prime Rate (as such term is defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to Prime Rate Loans be less than 4.0% per annum. LIBOR Loan advances shall bear interest, on the outstanding balance thereof, for the period commencing on the funding date and ending on the date which is one (1), three (3) or six (6) months thereafter, at a per annum rate equal to 3.25% plus the LIBOR determined for the applicable Interest Period (as such terms are defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to LIBOR Loans be less than 3.25% per annum.

The Maturity Date of the Prime Rate Loan facility and LIBOR Loan facility is March 31, 2021.

The foregoing description of the Loan and Security Agreement is not purported to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, which is incorporated by reference herein.

In addition, on September 28, 2018, Llama and Lender entered into Amendment No. 2 to Loan and Security Agreement, effective as of August 27, 2018, by and between Llama and the Lender (the “Amendment”). Pursuant to the Amendment, the original Loan and Security Agreement, dated as of August 5, 2016 and amended as of November 7, 2017 (the “Original Loan and Security Agreement”), was amended to (i) reduce the loan commitment thereunder to $1,768,010.29, which is a reduction of $3,075,406.03 from the original loan commitment under the Original Loan and Security Agreement and (ii) include the Llama Llama season two obligations under the Loan and Security Agreement as obligations under the Original Loan and Security Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached to this Current Report on Form 8-K as Exhibit 10.2, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated as of September 28, 2018, by and between Llama Productions LLC and Bank Leumi USA.
10.2	Amendment No. 2 to Loan and Security Agreement, effective as of August 27, 2018, by and between Llama Productions LLC and Bank Leumi USA.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: October 3, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

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Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) is made and entered into as of September 28, 2018, by and between Llama Productions LLC, a California limited liability company (the “Borrower”), and Bank Leumi USA, a New York banking corporation (the “Lender”).

RECITALS

This Agreement is entered into in reference to the following facts:

The Borrower has requested that the Lender make a loan to the Borrower of up to $4,231,989, the proceeds of which shall be used to pay a portion of the expenses of producing, completing and delivering two (2) 22 minute episodes and sixteen (16) 11 minute episodes of the second season of a premium pay animated children’s television series tentatively entitled Llama Llama and to pay interest, fees, costs and other amounts related thereto. The Lender is willing to make such a loan to the Borrower on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows.

ARTICLE 1 -DEFINITIONS

1.1            Defined Terms. Initially capitalized terms used herein shall have the following meanings:

“Affiliate” means, as to any Person, any other Person who directly or indirectly, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented, or otherwise modified from time to time after the Closing Date.

“Attorney Costs” means all reasonable fees of Babok & Robinson, LLP, the external legal counsel engaged by the Lender to negotiate and close the Loan evidenced by this Agreement, and any reasonable related out-of-pocket disbursements, filing, courier, messenger, copying and other fees and expenses incurred by such counsel.

“Available Commitment” means, as of any date, (a) the Commitment, minus (b) the sum of: (i) the unpaid balance of all outstanding Loans and other Obligations; (ii) the aggregate amount of requested, but unfunded, Loans, prior to such date; and (iii) the Interest and Fee Reserve.

“Borrowing Certificate” means a certificate substantially in the form attached hereto as Exhibit “A.”

“Budget” means the final budget for Season Two, dated September 20, 2018, in the amount of $3,799,148.80, which has been identified as such in the Completion Guaranty.

“Business Day” means: (a) any day that is not a Saturday, Sunday, or a day on which banks in Los Angeles, California or New York, New York, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR or LIBOR Loans, any day that is a Business Day pursuant to clause “(a)” above and that is also a day on which trading is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other governmental authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

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“Cash Collateral Account” means account number 5114319400, in the name of the Borrower, maintained at the Lender’s branch located at 555 West 5th Street, Suite 3300, Los Angeles, California 90013, Attention: David Henry; ABA routing number 026002794; Swift Code: LUMIUS3N; or such other bank accounts or addresses as the Lender may hereafter designate

“Cash Flow Schedule” means the cash flow schedule for Season Two, dated September 20, 2018, in the amount of $3,799,149, which has been identified as such in the Completion Guaranty.

“Chain-of-Title Documents” means the documents listed in Schedule 1 hereto.

“Change of Control” means, Genius Brands ceases to have both beneficial ownership and voting control of 100% of the voting interest of the Borrower.

“Closing Date” means the date on which all conditions precedent to the initial Loan specified in Article 5 hereof have been satisfied.

“Co-Production Agreement” means the Coproduction Agreement, dated September 17, 2018, between the Irish Co-Producer and the Borrower, the Notice of Assignment of Co-Production Agreement, dated September 17, 2018, from the Irish Co-Producer to Genius and the Ac Acknowledgment of Assignment of Co-Production Agreement dated September 17, 2018, between Genius and Irish Co-Producer.

“Collateral” has the meaning assigned thereto in Section 7.1 hereof.

“Collateral Proceeds” means all proceeds of the Collateral, including all amounts acquired or paid to or derived by or payable directly and indirectly to the Borrower or any third Persons or any of their respective Affiliates on account of the sale, lease, licensing, exchange, distribution, exploitation, or other disposition of the Collateral, including, without limitation, the Netflix License Fee, money, royalties, fees, commissions, charges, payments, proceeds of any letter of credit, advances, income, profit and other forms of payment, and proceeds of any insurance for any of the Collateral, and any sums payable to the Borrower and any third Persons or any of their respective Affiliates under the Netflix License Agreement.

“Collection Account” means account number 756881900, in the name of the Borrower, maintained at the Lender’s branch located at 555 West 5th Street, Suite 3300, Los Angeles, California 90013, Attention: David Henry; ABA routing number 026002794; Swift Code: LUMIUS3N; Reference: Llama Productions, or such other bank accounts or addresses as the Lender may hereafter designate.

“Commitment” means four million two hundred thirty-one thousand nine hundred eighty-nine Dollars ($4,231,989).

“Completion Agreement” means the Completion Agreement dated concurrently herewith, among the Completion Guarantor and the Borrower for Season Two and any amendments, supplements, modifications, extensions, renewals or replacements thereto.

“Completion Sums” means all sums advanced or expended by the Completion Guarantor pursuant to the Completion Agreement and/or the Completion Guaranty to cover costs, expenses, claims, demands, and losses incurred by the Completion Guarantor to complete and deliver Season Two under the terms thereof.

“Completion Guarantor” means Film Finances, Inc., a California corporation.

“Completion Guaranty” means the Completion Guaranty for Season Two, dated concurrently herewith, issued by the Completion Guarantor in favor of the Lender, and any amendments, supplements, modifications, extensions, renewals or replacements thereto, pursuant to which the Completion Guarantor has guaranteed to the Lender, inter alia, that Season Two will be duly and timely completed and delivered to Netflix and providing for a strike price (the “Strike Price”) which, after the application of all credits for all other third party funds, does not exceed the Commitment minus the Interest and Fee Reserve calculated on the Closing Date.

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“Copyright Mortgage” means the Copyright Mortgage, dated concurrently herewith, from the Borrower, in a form approved by the Lender and suitable for filing in the United States Copyright Office, pursuant to which the Borrower granted to the Lender a Lien in its rights in Season Two to secure the satisfaction of its obligations under the Loan Documents.

“Default” means any event or condition specified in Section 11.1 that, with notice, the passage of time, the happening of any other condition or event, or any combination thereof, would constitute an Event of Default.

“Default Rate” means a per annum interest rate at all times equal to the sum of the otherwise applicable interest rate plus three percent (3%). Each Default Rate shall be adjusted simultaneously with any change in the applicable interest rate.

“Delivery” means “Delivery” or the equivalent phrase, as defined in the Netflix Notice of Assignment.

“Delivery Materials” means the materials that must be delivered and/or made available to Netflix as specified in, and in accordance with the terms of, the Netflix Notice of Assignment.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement for the Cash Collateral Account, dated on or about the date hereof, by and between the Borrower and the Lender, in a form approved by the Lender and its counsel.

“Dollars” or “$” means the lawful currency of the United States of America.

“Episodes” means the Season One Episodes and the Season Two Episodes.

“Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“Event of Default” has the meaning specified in Section 11.1 hereof.

“Forum” has the meaning assigned therein in Subsection 13.4(b) hereof.

“Genius Brands” means Genius Brands International, Inc., a Nevada corporation.

“Guild Subordination Agreements” means the subordination agreement(s), the terms of which have been approved by the Lender, subordinating any Lien which any applicable union or guild may have in the Collateral, which is subject to the Lender’s Lien hereunder.

“Interest and Fee Reserve” means $432,838.

“Interest Payment Due Date” means (a) with respect to LIBOR Loans, the last Business Day of the Interest Period of such LIBOR Loan; provided, however, if such Interest Period has a duration of more than three (3) months, then on each day which occurs during such Interest Period every three (3) months from the first day of such Interest Period, but in each case no later than the Maturity Date, and (b) with respect to Prime Rate Loans, the first day of each month hereafter.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the funding date of a Loan or on the date such Loan is converted into or continued as a LIBOR Loan, and ending on a date which is one (1), three (3) or six (6) months thereafter, provided, that: (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iv) the Borrower may not select an Interest Period for any LIBOR Loan, which Interest Period expires later than the Maturity Date; and (v) there shall be no more than six (6) Interest Periods in effect at any one time.

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“Interest Rate” means the interest rates, including the Default Rate, set forth in Section 3.1.

“Irish Co-Producer” means Telegael Teoranta.

“LIBOR” means for any Interest Period for LIBOR Loans, the rate of interest per annum equal to the quotient of the following (a) the LIBOR Base Rate divided by (b) one minus the Reserve Requirement.

“LIBOR Base Rate” means with respect to any advance relative to any Interest Period , the per annum rate of interest determined on the basis of: (a) the rate for deposits in United States Dollars having a maturity comparable to applicable Interest Period, quoted by the ICE Benchmark Administration Limited as its “LIBOR” rate for United Stated dollar deposits as of 11:00 a.m., London time (or as soon thereafter as practical), on the second Business Day prior to the commencement of the Interest Period (or, if Bank adopts generally in its business a different rate quoting system or service for obtaining the rate of interest commonly known as “LIBOR” for U.S. dollar deposits, then upon giving prompt notice thereof to Borrower, such alternative rate quoting system or service shall be utilized for determining “LIBOR” in lieu of the rate quoted by the ICE Benchmark Administration Limited); provided, however, that if such rate cannot be determined by Bank as provided in the preceding clause (a) for any reason, as determined by Bank in its reasonable judgment, then a comparable replacement rate determined by Bank at such time (which determination shall be conclusive absent manifest error).

“LIBOR Loans” means, collectively, the Loans on which interest is calculated based on LIBOR; provided, however, that in no event shall the interest rate applicable to LIBOR Loans be less than three and one-quarter percent (3.25%) per annum.

“LIBOR Margin” means three and one-quarter percent (3.25%).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, or other security device or arrangement of any kind or nature whatsoever (including, without limitation, any financing or similar statement or notice filed under the UCC, as in effect from time to time in the relevant jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Literary Property” means all general intangibles and rights in copyright and all other rights of every kind and nature (including, without limitation, copyrights) now or hereafter acquired by the Borrower under all Chain-of-Title Documents, the Teleplays, and any other literary, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, any of the Episodes is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in any of the Episodes including, without limitation, all scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof.

“Loan Documents” means this Agreement, the Note, the Copyright Mortgage, the Completion Guaranty, the Power of Attorney, the Guild Subordination Agreements (as applicable), the Netflix Notice of Assignment, the Pledge Agreement, the Deposit Account Control Agreement and all other agreements, instruments and documents heretofore, now or hereafter evidencing, securing, guaranteeing, or otherwise relating to the Obligations, the Collateral, the Lender’s Lien therein, or any other aspect of the transactions contemplated by this Agreement.

“Loan Fee” means the sum of twenty-nine thousand seven hundred fifteen Dollars ($29,715).

“Loan(s)” has the meaning assigned thereto in Section 2.1 hereof.

“Maturity Date” means March 31st, 2021.

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“Maximum Legal Rate” has the meaning assigned thereto in Section 3.2 hereof.

“Netflix” means Netflix, Inc., a Delaware corporation.

“Netflix License Agreement” means that certain License Agreement entered into as of March 29, 2016 between Netflix and Genius Brands which was assigned by Genius Brands to the Borrower pursuant to a Joinder to License Agreement and Assignment of Rights dated July 22, 2016, as amended by Amendment No. 1 to License Agreement dated as of September 26, 2017, Amendment No. 2 to License Agreement dated March 27, 2018 and Amendment No. 3 to License Agreement dated September 12, 2018.

“Netflix License Fee” means the License Fee payable by Netflix as more particularly described in the Netflix Notice of Assignment.

“Netflix Notice of Assignment” means the Notice of Assignment, dated concurrently herewith, in a form approved by the Lender, by and among the Borrower, Netflix, the Completion Guarantor and the Lender.

“Non-Technical Specifications” has the meaning set forth in the Netflix Notice of Assignment.

“Note” means the Note, issued by the Borrower in favor of the Lender in the original principal amount equal to the Commitment evidencing the Obligations.

“Notice of Conversion/Continuation” means the Notice of Conversion/Continuation in the form attached hereto as Exhibit “B.”

“Notice to Insurer” means a Notice to Insurer of even date herewith from the Borrower and the Lender, in a form approved by the Lender, pursuant to which the insurance company identified therein receives notice of the Lender’s Lien in the insurance policies obtained by the Borrower pursuant to Section 10.5 hereof.

“Obligations” collectively means all present and future loans, advances, liabilities, obligations, covenants, duties, and indebtedness owing by the Borrower to the Lender in connection with the Series, whether or not arising under this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Lender in any of Borrower’s and/or any such other Person’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest (including interest accruing prior to or after the initiation of insolvency proceedings, whether or not allowed), charges, expenses, fees, reasonable outside attorneys’ fees and costs, filing fees and any other sums chargeable to the Borrower hereunder or under any other Loan Document.

“Other Taxes” has the meaning assigned thereto in Subsection 13.8(a) hereof.

“Permitted Liens” means (a) the Lender’s Lien under this Agreement and the other Loan Documents; (b) the Completion Guarantor’s Lien granted to it under the terms of the Completion Agreement provided that the Lien is subject to an agreement between the Lender and the Completion Guarantor making that Lien subject and subordinate to the Lender’s Lien and repayment of the Obligations; (c) the rights granted to Netflix under the Netflix License Agreement, which shall be subject and subordinate to the Lender’s Lien with respect to the Series; (d) the Liens of any guilds so long as such Liens are subject to a Guild Subordination Agreement; and (e) the Lender’s Lien in the Season One Collateral.

“Person” means any natural person, corporation (including a business trust), partnership, limited liability company, joint venture, association, trust, other business entity, or unincorporated organization or any other judicial entity, or a nation, state, government entity or any agency or political subdivision thereof.

5

“Physical Properties” means all physical properties of every kind or nature of or relating to Season Two or any of the Season Two Episodes in whatever state of completion and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of Season Two, or any of the Season Two Episodes, and all versions thereof or any part thereof, including, without limitation, the Literary Property and all Preprint Materials.

“Pledge Agreement” means the Pledge Agreement from Genius Brands in favor of the Lender with respect to 100% of the Borrower’s Equity Interests owned by Genius Brands, in a form approved by the Lender, dated concurrently herewith, as any such agreement may be amended, restated, modified, supplemented, renewed or replaced from time to time.

“Power of Attorney” means the power of attorney, in the form approved by the Lender, granted by the Borrower to the Lender to exercise any and all of its rights in connection with Season Two, subject to the terms set forth in the Loan Documents.

“Preprint Materials” means all physical elements of each Season Two Episode, including without limitation, any video digital recordings and HDTV format recordings and any and all other physical properties of every kind and nature relating to each Season Two Episode in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

“Prime Rate” shall mean the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the rate of interest will automatically change effective on the date of any such change, without notice to Borrower. In the event that the Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by Lender in its sole and absolute discretion. The Prime Rate is not necessarily the lowest rate offered by the banks that establish the rate or by the Lender. Each determination of the Prime Rate by the Lender shall be conclusive and final in the absence of manifest error.

“Prime Rate Loan” means, collectively, the Loans on which interest is calculated by reference to the Prime Rate; provided, however, that in no event shall the interest rate applicable to Prime Rate Loans be less than four percent (4.0%) per annum.

“Prime Rate Margin” means one percent (1.0%).

“Production Bank Account” means account number 3843375300, in the name of the Borrower, maintained at the Lender’s branch located at 555 West 5th Street, Suite 3300, Los Angeles, California 90013, Attention: David Henry; ABA routing number 026002794; Swift Code: LUMIUS3N; Reference: Llama Productions.

“Production Schedule” means, collectively, the Production Schedule and Post-Production Schedule dated April 11, 2018.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Change” means, with respect to the Lender, any change on or after the date of this Agreement in United States Federal, state or foreign laws or regulations, including Regulation D, as in effect from time to time, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of banks, including the Lender, of or under any United States Federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by banks. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lender by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets which include the Loans.

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“Rules” has the meaning assigned thereto in Subsection 13.4(a) hereof.

“Season” means an order pattern consisting of ten (10) (or such number that is ordered by Netflix when it exercises its option with respect to a particular season of the Series) sequential Episodes of the Series.

“Season One” means collectively, each of Season One Episodes, including the sound recordings thereof, as well as trailers and clips thereof, produced by means of any photographic, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, films, drawings, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on film, tape or any other material of any description (whether translucent or not) for later projection, exhibition or transmission by any means or media now known or hereafter devised, in such manner that the same are or appear to be in motion or in sequence on a screen, mirror, tube or other medium or device, whether or not accompanied by sound recording.

“Season One Collateral” means all of the Season One Rights and all products and proceeds thereof, and all collateral in and to the Series granted to the Lender under the Season One Loan Agreement and the Loan Documents (as such term is defined in the Season One Loan Agreement).

“Season One Episodes” collectively means each of episodes of Season One and “Season One Episode” means any of the Season One Episodes.

“Season One Loan Agreement” means the Loan and Security Agreement, dated as of August 5, 2016, by and between the Borrower and the Lender, as amended, supplemented and modified from time to time.

“Season One Rights” means all of the Borrower’s right, title and interest in and to Season One, including each Season One Episode and all physical elements of any such Episode, and (to the extent solely derived from Season One) any proceeds of any of the foregoing.

“Season One Teleplays” collectively means the final teleplays for each Season One Episode.

“Season Two” shall mean collectively, each of Season Two Episodes, including the sound recordings thereof, as well as trailers and clips thereof, produced by means of any photographic, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, films, drawings, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on film, tape or any other material of any description (whether translucent or not) for later projection, exhibition or transmission by any means or media now known or hereafter devised, in such manner that the same are or appear to be in motion or in sequence on a screen, mirror, tube or other medium or device, whether or not accompanied by sound recording.

“Season Two Episodes” collectively means each of the two (2) 22 minute and sixteen (16) 11 minute sequential episodes of Season Two, and “Season Two Episode” means any of the Season Two Episodes.

“Season Two Teleplays” collectively means the final teleplays for each Season Two Episode and “Season Two Teleplay” means any of the Season Two Teleplays, each approved in writing by the Completion Guarantor prior to Delivery.

“Series” means the premium pay animated children’s television series, entitled Llama Llama, by whatever title such series is now or may hereafter become known, including Season One, Season Two and any subsequent seasons.

“Taxes” has the meaning assigned thereto in Subsection 13.8 hereof.

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“Technical Specifications” has the meaning set forth in the Netflix Notice of Assignment.

“Teleplays” collectively means Season One Teleplays, Season Two Teleplays and any teleplays for Subsequent Seasons, and “Teleplay” means any of the Teleplays.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date the credit facility provided hereunder is terminated by the Lender pursuant to Section 11.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever.

“UCC” means the Uniform Commercial Code (or any successor statute) of the state of California or of any other state the laws of which are required by Sections 9301-9306 thereof to be applied in connection with the issue of perfection of Liens.

1.2            Approval. The words “approval” and “approved” as used herein with reference to an approval right granted to the Lender means that the Lender shall have the right in the Lender’s sole discretion to approve or to withhold approval of the subject matter with respect to which the approval is required.

ARTICLE 2 - LOANS

2.1            Commitment to Lend. Subject to satisfaction of all of the terms and conditions of this Agreement, including the conditions precedent in Article 5, the Lender agrees, upon the request of the Borrower made from time to time during the period from the Closing Date to the Termination Date, to make loans (each of which is hereinafter referred to as a “Loan”) to the Borrower in an amount not to exceed at any time the Available Commitment, the proceeds of which are to be used to pay a portion of the expenses of producing, completing and delivering Season Two, except that no Loans will be made if a Default or Event of Default exists except as determined by the Lender in its sole discretion. Any portion of the Loan that has been repaid may not be reborrowed.

2.2            Loan Procedure.

(a)             Whenever the Borrower desires a Loan, the Borrower shall deliver to the Lender a Borrowing Certificate, signed by an authorized officer of the Borrower, and which has been approved in writing by the Completion Guarantor, no later than (i) 11:00 a.m. (Pacific Time) one (1) Business Day before the requested funding date in the case of requests for Prime Rate Loans, or (ii) 11:00 a.m. (Pacific Time) three (3) Business Days in advance of the requested funding date in the case of requests for LIBOR Loans; provided, however, the Lender shall have no obligation to make more than one (1) Loan in any four (4) Business Day period.

(b)             The Borrowing Certificate shall specify (i) the requested funding date (which shall be a Business Day), (ii) the aggregate amount of the requested Loans, (iii) whether the Loans requested are to be Prime Rate Loans or LIBOR Loans, and (iv) if the requested Loans are to be LIBOR Loans, the requested Interest Period. Any Borrowing Certificate made pursuant to Subsection 2.2(a) hereof shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.

(c)             The Lender shall make each such Loan available to the Borrower by wire transfer to the Production Bank Account specified in the Borrowing Certificate in the amount of such Loan in same day funds (except for any part thereof paid by the Lender to third Persons or to itself as permitted hereunder or under any of the Loan Documents). Notwithstanding anything to the contrary contained in this Agreement, the Lender shall not be required to purchase Dollar deposits in the London Interbank market or the applicable LIBOR market to fund any LIBOR Loans, and the provisions hereof shall be deemed to apply as if the Lender had purchased such deposits to fund the LIBOR Loans.

(d)             Subject to the terms of this Agreement, the Lender shall be obligated to make Loans hereunder, only for the following purposes and in the following amounts, all in connection with the acquisition, production, completion, and distribution of Season Two, and effecting Delivery to Netflix, and the proceeds thereof shall not be available for any other purpose: (i)  to pay a portion of the direct production costs of Season Two, which shall not exceed the Available Commitment; (ii) the payment of interest; (iii) the payment of the Attorney Costs and the Loan Fee; (iv) the bond fee due to the Completion Guarantor for the Completion Guaranty to the extent included in the Budget and not previously paid; and (v) the payment of the insurance premium for the insurance required under Section 10.5 hereof to the extent not paid before the Closing Date.

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2.3            Loans. The Lender shall be deemed to have made Loans in accordance with Section 2.2 hereof on behalf of the Borrower and the Lender may apply the proceeds of such Loan as follows:

(a)             Notwithstanding anything to the contrary contained in this Subsection 2.3(a), if the Completion Guarantor or any Person acceptable to the Lender takes over the production of Season Two pursuant hereto or pursuant to agreements between the Completion Guarantor or such other Person and the Borrower, the Lender may make Loans up to the amount of the Available Commitment and provide the proceeds thereof directly to the Completion Guarantor or such other party. Payment of such proceeds may be made into an account over which the Completion Guarantor or such other party may have sole dominion and control, to be used to finance the production of Season Two and Delivery to the Lender and to Netflix, and that such Loans shall constitute Loans hereunder; and

(b)             If a Default or Event of Default shall have occurred, the Lender may make Loans up to the amount of the Available Commitment and pay the proceeds thereof directly to the Persons providing rights, services, facilities, locations and materials in connection with the production of Season Two and Delivery to Netflix.

2.4            Initial Loan. The Borrower hereby authorizes and directs the Lender on the Closing Date to make Loans for the account of the Borrower, to pay the following Persons the indicated amounts: (a) the Loan Fee to the Lender; (b) the Attorney Costs to the Lender’s counsel; (c) if unpaid, the bond fee due to the Completion Guarantor for the Completion Guaranty; (d) if unpaid, the premium to the insurance company providing the insurance required under Section 10.5 hereof to pay the amount due in connection therewith on the Closing Date; (e) the appropriate draw down for production costs of Season Two for the next week to the extent included in the Budget; and (f) reimbursement to the Borrower or such other Person(s) for certain production costs incurred prior to the Closing Date to the extent such production costs are included in the Budget and the Completion Guarantor credits such expenses to the Strike Price.

2.5            Conversion or Continuation.

(a)             The Borrower may, upon irrevocable written notice to the Lender in accordance with Subsection 2.5(b) elect, as of any Business Day, to convert all or any part of the Prime Rate Loans, in either case in a minimum amount of $250,000 and in integral multiples of $100,000 in excess thereof, into LIBOR Loans; or (ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day or any part thereof, in either case in the minimum amount and in integral multiples as specified above; provided, however, that if at any time the aggregate amount of LIBOR Loans in respect of any LIBOR Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $250,000 such LIBOR Loan shall at the Lender’s election convert into Prime Rate Loans, and on and after such date the right of the Borrower to convert such Loans into LIBOR Loans shall terminate.

(b)             Whenever the Borrower elects to convert or continue Loans under this Section 2.5, the Borrower shall deliver to the Lender a Notice of Conversion/Continuation, signed by an authorized officer or signatory of the Borrower (i) no later than 11:00 a.m. (Pacific Time) one (1) Business Day in advance of the requested conversion date, in the case of a conversion into Prime Rate Loans, and (ii) no later than 11:00 a.m. (Pacific Time) three (3) Business Days in advance of the requested conversion or continuation date, in the case of a conversion into, or continuation of, LIBOR Loans. The Notice of Conversion/Continuation shall specify (1) the conversion or continuation date (which shall be a Business Day), (2) the amount and type of the Loans to be converted or continued, (3) the nature of the requested conversion or continuation, and (4) in the case of a conversion into, or continuation of, LIBOR Loans, the requested Interest Period. If the Borrower fails to provide a Notice of Conversion/Continuation for any LIBOR Loans as provided above, such Loans shall convert to Prime Rate Loans on the last day of the Interest Period therefor.

(c)             Any Notice of Conversion/Continuation made pursuant to this Section 2.5 shall be irrevocable and the Borrower shall be bound to continue or convert the Loan specified therein in accordance therewith.

2.6            Special Provisions Governing LIBOR Loans. Notwithstanding any other provisions of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans.

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(a)             If the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to perform its obligations hereunder to make LIBOR Loans or to fund or maintain LIBOR Loans hereunder, (i) the obligation of the Lender to make, or to convert Loans into or to continue Loans as, LIBOR Loans shall be suspended until the Lender notifies the Borrower that the circumstances causing such suspension no longer exist, and (ii) the Borrower shall on the termination of the Interest Period then applicable thereto, or on such earlier date required by law, prepay in full all LIBOR Loans then outstanding together with accrued interest thereon, or convert all such LIBOR Loans into Prime Rate Loans in accordance with Section 2.5 and pay to the Lender all other amounts payable by the Borrower hereunder (including, without limitation, any amount payable in connection with a prepayment pursuant to Subsection 2.6(b)). The Lender shall promptly notify the Borrower if the terms of this Subsection 2.6(a) become applicable.

(b)             After the occurrence of and during the continuance of any Event of Default, unless otherwise permitted by the Lender in its sole discretion the Borrower may not borrow Loans as LIBOR Loans or elect to have any Loans continued as, or converted to, LIBOR Loans after the expiration of any Interest Period then in effect for such Loans.

(c)             If for any reason (including voluntary or mandatory prepayment or acceleration), the Lender receives all or part of the principal amount of a LIBOR Loan prior to the last day of the Interest Period for such Loan, the Borrower shall immediately notify the Lender and, on demand by the Lender, pay the Lender the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds the interest which would have been recoverable by the Lender by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by the Lender in its reasonable discretion or (ii) the excess, if any, of the greater of the Lender’s cost of funds rate or the LIBOR, over the reinvestment rate for those funds then available to the Lender, for a period starting on the date on which such payment was so received and ending on the last day of such Interest Period. The Lender’s determination as to such amount shall, absent manifest error, constitute rebuttably presumptive proof thereof.

(d)             The Borrower shall pay to the Lender, upon demand, such amounts as the Lender may determine to be necessary to compensate it for any costs incurred or a reduction in amounts receivable by the Lender that the Lender determines are attributable to its making or maintaining any LIBOR Loans, in each case resulting from any Regulatory Change that: changes the basis of taxation of any amounts payable to the Lender in respect of any LIBOR Loans (other than changes which affect taxes measured by or imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office); or imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of the Lender (including any Loans or any deposits referred to in the definition of “LIBOR Base Rate”); or imposes any other condition affecting the LIBOR Loans (or any of such extensions of credit or liabilities). The Lender shall notify the Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Lender shall furnish the Borrower with a statement setting forth the basis and amount of each request by the Lender for compensation under this Subsection 2.6(d). Determinations and allocations by the Lender for purposes of this Subsection 2.6(d) of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate the Lender in respect of any additional costs shall, absent manifest error, constitute rebuttably presumptive proof thereof.

(e)             If the Lender determines that the adoption or implementation of any Capital Adequacy Regulation, or compliance by the Lender (or its applicable lending office) with any Capital Adequacy Regulation has or would have the effect of reducing the rate of return on capital of the Lender or any person or entity controlling the Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which the Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, upon demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The Lender shall furnish the Borrower with a statement setting forth the basis and amount of each request by the Lender for compensation under this Subsection 2.6(e). A statement of the Lender claiming compensation under this section and setting forth the additional amount or amounts to be paid to it hereunder shall, absent manifest error, constitute rebuttably presumptive proof thereof.

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(f)              The Borrower shall pay to the Lender, upon the request of the Lender, an amount sufficient (determined in the sole good faith opinion of the Lender) to compensate it for any loss, costs or expense incurred by it as a result of any failure by the Borrower to borrow a LIBOR Loan on the date for such borrowing specified in the relevant Borrowing Certificate, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Lender shall have funded or committed to fund such Loan.

(g)             If at any time the Lender, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Loans for periods equal to the corresponding Interest Periods are not available to the Lender in the offshore currency interbank markets, or (ii) the LIBOR does not accurately reflect the cost to the Lender of lending the LIBOR Loan, then the Lender shall promptly give notice thereof to the Borrower, and upon the giving of such notice the Lender’s obligation to make the LIBOR Loans shall terminate, unless the Lender and the Borrower agree in writing to a different interest rate applicable to LIBOR Loans.

ARTICLE 3 -INTEREST, FEES, AND OTHER CHARGES

3.1            Interest Rates.

(a)             All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Prime Rate or the LIBOR and clauses “(i)” or “(ii)” of this section, as applicable, but not to exceed the Maximum Legal Rate described in Section 3.2. Any of the Loans may be converted into, or continued as, Prime Rate Loans or LIBOR Loans in the manner provided in Section 2.5. If at any time Loans are outstanding with respect to which notice has not been delivered to the Lender in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Loans shall be Prime Rate Loans and shall bear interest at a rate determined by reference to the Prime Rate until notice to the contrary has been given to the Lender and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows: (i) for all Prime Rate Loans, at a fluctuating per annum rate equal to the Prime Rate Margin plus the Prime Rate; and (ii) for all LIBOR Loans, at a per annum rate equal to the LIBOR Margin plus the LIBOR determined for the applicable Interest Period.

(b)             Each change in the Prime Rate shall be reflected in the interest rate applicable to Prime Rate Loans as of the effective date of each such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed. Except as otherwise provided herein, all interest shall be payable in arrears on each Interest Payment Due Date hereafter.

3.2            Maximum Rate. No provision of this Agreement or the Note shall be deemed to establish or require the payment of interest of a rate in excess of the maximum rate permitted by applicable law (the “Maximum Legal Rate”). If the interest required to be paid under this Agreement or the Note exceeds the Maximum Legal Rate, the interest required to be paid hereunder or under the Note shall be automatically reduced to the Maximum Legal Rate. If any interest paid exceeds the then applicable interest rate, the excess of such interest over the maximum amount of interest permitted to be charged shall automatically be deemed to reduce the accrued and unpaid fees and expenses due to the Lender under this Agreement, if any; then to reduce the accrued and unpaid interest, if any; and then to reduce principal of the Loan; the balance of any excess interest remaining after the application of the foregoing, if any, shall be refunded to the Borrower.

3.3            Default Interest. If any of the Obligations are not paid when due (whether by acceleration or otherwise), then all of the Obligations shall, without any notice, election or any other action by the Lender, bear interest at the Default Rate applicable thereto until so paid, and if any other Default or Event of Default occurs, then at the election of the Lender, while any such Default or Event of Default is outstanding, all of the Obligations shall bear interest at the Default Rate applicable thereto.

3.4            Late Payment. Any default in the payment of principal, interest, costs or any other sum due hereunder or under any of the other Loan Documents will result in additional losses and expenses to the Lender which are difficult to quantify. If the Borrower fails to make any payment of principal, interest, costs or any other sum due hereunder or under any of the other Loan Documents within ten (10) Business Days after receipt of written notice that the same is due and payable, then, in addition to any and all other rights and remedies of the Lender hereunder, under the Loan Documents or otherwise at law or in equity, the Borrower shall also pay to the Lender a late payment charge equal to three percent (3%) of the then overdue amount in question as a reasonable estimate of the Lender’s losses and expenses due as a result of such overdue amount which late payment charge shall not bear interest if paid within ten (10) Business Days after the date of such written notice. The assessment and collection of each such late charge shall be without prejudice to all other rights of the Lender, other than damages to the extent covered by such late payment charge.

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3.5            Attorney Costs. On the Closing Date, the Borrower shall pay to the Lender, for payment to the Lender’s counsel, the Attorney Costs.

3.6            Loan Fee. On the Closing Date, the Borrower shall pay to the Lender the Loan Fee.

ARTICLE 4 - PAYMENTS AND REPAYMENTS

4.1            Repayment of Loans. The Borrower shall repay the outstanding principal balance of the Loans and all other Obligations in full, plus all accrued but unpaid interest thereon, on the Maturity Date or such earlier date as specified herein.

4.2            Mandatory Prepayments. The Borrower shall prepay, without penalty or premium, the Obligations by the following amounts, as and when received by or as payable to the Borrower: (a) all Collateral Proceeds; (b) any insurance proceeds to the extent and as provided in Section 10.5 hereof; and (c) as otherwise provided hereunder.

4.3            Voluntary Prepayments. Upon at least two (2) Business Days prior notice to the Lender, the Borrower may at its option prepay the Obligations in whole or in part, without penalty or premium. Once such notice of prepayment has been given, the principal amount of the Loan(s) specified in such notice shall become due and payable on the date specified in the notice; provided, however, that if prior to such prepayment date the Borrower advises the Lender in writing that it wishes to cancel such prepayment notice, the Borrower’s sole liability shall be for any and all increased costs and expenses incurred by the Lender, if any, as the result of the receipt of such notice. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. With respect to any LIBOR Loans prepaid prior to the expiration date of the Interest Period applicable thereto whether on the Maturity Date or otherwise, the Borrower shall pay to the Lender the amounts described in Subsection 2.6(b).

4.4            Payments and Computations.

(a)             All payments to be made by the Borrower shall be made without reduction, reserve, discount, withholding, credit, set-off, recoupment or counterclaim, and irrespective of any claim which the Borrower may have against the Lender. Except as otherwise expressly provided herein, all payments made by the Borrower shall be made to the Collection Account and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (Pacific Time) on the day specified herein. Any payment received later than 1:00 p.m. (Pacific Time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)             Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day that is not a Business Day, such payment shall be made on the following Business Day, without being subject to the assessment of a late charge, and such extension of time shall be included in the computation of interest or fees thereon, as the case may be.

4.5            Reserve Charges; Payments as Loans. At the option of the Lender, subject only to the terms of this Section 4.5, the Attorney Costs, the Loan Fee, interest, costs, fees, reimbursement obligations in connection with fees, taxes (if any), and fees, expenses, and other sums payable hereunder, may be paid from the proceeds of Loans, whether made following a request by the Borrower pursuant to Section 2.2 or a deemed request as provided in this Section 4.5. The Borrower irrevocably authorizes the Lender to charge the Borrower’s loan account for the purpose of paying the Attorney Costs, the Loan Fee, interest, reimbursement obligations, fees, premiums, and other sums payable hereunder, including reimbursing expenses pursuant to Section 13.7. All such amounts charged shall constitute Loans and all such Loans so made shall be deemed to have been requested by the Borrower pursuant to Section 2.2. It shall not be necessary for any such Loan to be processed through the Production Bank Account. Interest shall be charged up to the limits thereof in the Interest and Fee Reserve. The Lender will give the Borrower notice of any Loan under this Section 4.5; provided, however, the failure to do so shall not relieve the Borrower of any of the Obligations with respect thereto. Interest, costs, fees, expenses and other sums charged to the Interest and Fee Reserve shall be added to the unpaid principal balance of the Loan as and when charged to the Interest and Fee Reserve. Upon making any Loan for interest, the Attorney Costs, the Loan Fee, or any other costs, fees, and expenses payable hereunder, the Interest and Fee Reserve, if any, shall thereupon be decreased by the amount of such Loan. If the amount of such costs, fees, interest, and reimbursement obligations in connection with fees, taxes (if any), and other sums payable hereunder, exceeds the amount of any remaining Interest and Fee Reserve therefor (if any), then the Borrower shall pay to the Lender, on demand, the amount of such excess in cash.

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4.6            Apportionment, Application and Reversal of Payments. All payments not constituting payment of specific fees and all Collateral Proceeds received by the Lender shall be applied, subject to the provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities (other than interest and principal) then due to the Lender from the Borrower; second, to pay interest due in respect of all Loans; third, to pay principal of the Loans and fourth, to the payment of any other Obligations due to the Lender. Notwithstanding any provision of this or any of the other Loan Documents to the contrary, if the Lender determines at any time that the Interest and Fee Reserve will be less than the total amount of interest accruing on the Loan before repayment thereof in full, then the Lender may retain proceeds in the Collection Account, in an amount determined by the Lender in its reasonable discretion to pay interest, at the interest rates provided for under this Agreement, owing on the Obligations on a current basis as a cash reserve to be applied by the Lender to interest as and when due hereunder. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations in such order as the Lender may determine in its sole and absolute discretion.

4.7            Indemnity for Returned Payments. If, after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender, and the Borrower shall be liable to pay to the Lender, and hereby does indemnify the Lender and hold the Lender harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 4.7 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.7 shall survive the termination of this Agreement.

4.8            Increased Capital. If the Lender determines that compliance by the Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender, or any corporation controlling the Lender, and the Lender reasonably determines that the amount of such capital is increased by or based upon its commitment to lend hereunder or its making or maintaining Loans hereunder or to otherwise extend credit to the Borrower hereunder, and other commitments of this type, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that (a) the Lender reasonably determines such increase in capital to be allocable to the Lender’s commitment to make Loans hereunder, and (b) the Lender’s other similarly situated borrowers are required to make such payments and provided that any such allocation of payments shall be made on a basis no less favorable than the basis applied to other similarly situated borrowers. If the Lender increases the loan charges pursuant to the terms of this Section 4.8, then the Borrower may, within ten (10) Business Days after being notified of such increased charges, prepay all Obligations in full without penalty or premium or the increased loan charges. After the expiration of the ten (10) Business Day period, the Borrower may repay the Obligations, which repayment shall include the increased charges resulting from the changed capital requirements effective as of the first day of change, but otherwise without penalty or premium.

4.9            Lender’s Books and Records. The Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. If the Lender provides to the Borrower a statement of Loans, payments and other transactions pursuant to this Agreement, then such statement shall, absent manifest error, be deemed correct, accurate and binding on the Borrower and an account stated (except for reversals and reapplications of payments made as provided in Section 4.6 hereof and corrections of errors discovered by the Lender), unless the Borrower notifies the Lender in writing to the contrary within sixty (60) days after such statement is received by the Borrower. If the Borrower gives the Lender a timely notice of objections, then only the items to which exception is expressly made will be considered to be disputed by the Borrower.

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ARTICLE 5 - LENDING CONDITIONS

The obligation of the Lender to make any Loan hereunder shall be subject to satisfaction of all of the conditions of this Article 5 being satisfied at the time thereof.

5.1            Conditions Precedent to Initial Loan. The obligation of the Lender to make the initial Loan is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Lender:

(a)             The Lender’s receipt of fully executed documentation, including the Chain-of-Title Documents, evidencing that the Borrower owns all rights in and to the Series, in perpetuity, throughout the world and all rights in connection therewith, including, without limitation, the rights which are the subject of the Netflix License Agreement, and that all payments for such rights have been paid and all reversionary rights, if any, have been fully, finally and unconditionally terminated;

(b)             All appropriate documents (including Form PA or Form CO) evidencing the Borrower’s rights in and to the Literary Property, have been duly submitted to and accepted for recordation in all appropriate governmental offices, including the United States Registrar of Copyrights, accompanied by the required filing fees;

(c)             All appropriate documents evidencing that the Lender’s Lien in the Collateral and evidencing all other Liens granted to the Lender in connection herewith, including the Copyright Mortgages, have been duly submitted to and accepted for recordation in all appropriate governmental offices, including the United States Registrar of Copyrights and the Secretary of State of California, accompanied by the required filing fees;

(d)             An examination of the records of the United States Copyright Office and the Secretary of State of California, and any other appropriate governmental office, and a copyright and title search report on Season Two approved by the Lender and its counsel, reveals no interest of any Person which is contrary to the rights granted to the Lender hereunder or under any other Loan Documents;

(e)             The Lender shall have received this Agreement and all of the items listed in Schedule 5 hereto, together with all exhibits, attachments and supplementary documents that are not elsewhere identified in this Section 5.1, all in form and substance approved by the Lender, and executed and delivered by all parties thereto when the nature of such items so requires;

(f)              The Borrower shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents that are required to be performed or complied with by any such Person before or on the Closing Date, and all representations and warranties made by any such Person hereunder and/or in the other Loan Documents shall be true and correct as of the Closing Date as if made on such date;

(g)             No Default or Event of Default shall exist on the Closing Date, or would exist after giving effect to the Loans to be made on such date;

(h)             The Borrower shall have paid (or shall have provided for such payments in the initial Loan) all Attorney Costs, the Loan Fee, and all other fees and expenses of the Lender incurred in connection with any of the Loan Documents due hereunder to the Lender and to other Persons on or prior to the Closing Date;

(i)              There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower, Genius Brands, Netflix or the Completion Guarantor pending or threatened before any court, governmental agency, or arbitrator that might reasonably be expected to have a material adverse effect upon the business, operations, property, prospects or condition (financial or otherwise) of the Borrower, Genius Brands, Netflix or the Completion Guarantor or upon the creditworthiness of any such Person or that purport to affect the legality, validity, or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and, upon request, the Lender shall have received a certificate of a manager or authorized officer of the Borrower, Genius Brands, Netflix or the Completion Guarantor (as appropriate) to such effect;

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(j)              The Borrower has opened the Collection Account and the Production Bank Account;

(k)       The Borrower has opened the Cash Collateral Account and has deposited $400,000 therein;

(l)              The Completion Guarantor has issued the Completion Guaranty which specifies a Strike Price, which, after all credits thereto, does not exceed the Available Commitment, calculated as of the Closing Date;

(m)           The Lender shall have received fully signed copies of the Netflix License Agreement and the Netflix License Notice of Assignment, the terms of which are acceptable to the Lender and its counsel;

(n)             Each of the individual producers, directors and actors shall have executed his/her actor’s, director’s and producer’s agreement, as appropriate and as required by the Completion Guarantor;

(o)             All proceedings taken in connection with the execution of this Agreement and all other Loan Documents, and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Lender;

(p)             Receipt and satisfactory review by the Lender of all information required to complete the Lender’s know your customer process; and

(q)       Such other documents as the Lender may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents.

The acceptance by the Borrower of any Loans made on the Closing Date shall be deemed to be a representation and warranty made by the Borrower to the effect that all of the conditions to the making of such Loans set forth in Subsections 5.1(a) – (q) have been satisfied, with the same effect as delivery to the Lender of a certificate signed by an authorized officer or signatory of the Borrower, dated the Closing Date, to such effect.

5.2            Conditions Precedent to Loans. The obligation of the Lender to make each Loan, including the initial Loan shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:

(a)             The Lender shall have received a duly executed Borrowing Certificate as and when required pursuant to Section 2.2 hereof;

(b)             The following statements shall be true, and the acceptance by the Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii), with the same effect as the delivery to the Lender of a certificate signed by an authorized officer of the Borrower, dated the date of such extension of credit, stating that:

(i)                      The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date (except with respect to any representation or warranty that is stated to be made as of a specific date which shall be deemed repeated as of such date); and

(ii)                    No event has occurred, or would result from such extension of credit, which constitutes a Default or an Event of Default;

(c)             The Lender shall have received such other approvals, opinions or documents as the Lender may reasonably request;

(d)             No order, judgment or decree of any governmental authority and no law, rule or regulation applicable to the Lender shall purport by its terms to enjoin, restrain or otherwise prohibit the making of such Loan; and

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(e)             Since the Closing Date, there shall not have occurred any material adverse change in the property, business, operations, or financial condition of (i) the Borrower (and upon request the Lender shall have received a certificate of the Borrower’s authorized officer to such effect), (ii) the Completion Guarantor, (iii) Netflix and (iv) and any Person issuing indemnity insurance to Completion Guarantor for the purpose of assuring that the Completion Guarantor can satisfy its obligations to the Lender under the Completion Guaranty.

ARTICLE 6 - SERIES PRODUCTION, COMPLETION, DELIVERY AND DISTRIBUTION

The Borrower hereby warrants, represents, covenants and agrees to the Lender as follows.

6.1            Budget; Cash Flow; Season Two Teleplays; Production Schedule .

(a)            True and complete copies of the Budget, the Cash Flow Schedule, each Season Two Teleplay, the Production Schedule, and, upon request of the Lender, any agreements with any Person whose services are a requirement of any such agreements, have been or will be furnished to the Lender. Such services agreements, the Budget, the Cash Flow Schedule, the Season Two Teleplays and the Production Schedule are in form and substance consistent with the provisions of the Completion Guaranty;

(b)            The Borrower, the Completion Guarantor and any other Person having approval rights with respect thereto have approved, or with respect to each Season Two Teleplay will approve prior to production, the Budget, the Cash Flow Schedule, each Season Two Teleplay and the Production Schedule, and all elements with respect to which they have approval rights under the Completion Guaranty;

(c)            The Budget includes provisions for all expenses necessary for the production of the Delivery Materials in accordance with the terms of this Agreement and the Netflix Notice of Assignment, including, but not limited to, any and all costs of music, including all worldwide licenses and rights as and to the extent required by the Netflix License Agreement; and

(d)            The service agreements required by the Completion Guarantor for Season Two have been or will be approved by the Completion Guarantor and such agreements are in full force and effect and (to the knowledge of the Borrower) no party to any such agreement is in material default thereunder or has any accrued right of termination thereunder.

6.2            Season Two Production.

(a)            The Borrower shall produce Season Two and the Delivery Materials all in accordance with the Budget, the Season Two Teleplays, the Production Schedule and the Cash Flow Schedule, and in a manner consistent with the provisions of this Agreement and the Netflix License Agreement. The Borrower shall not make or permit to be made any material changes, modifications, or revisions to the Budget, the Season Two Teleplays, the Production Schedule or the Cash Flow Schedule without the express authorization of the Completion Guarantor and any other Persons that have approval thereof.

(b)            The Borrower shall not make any change in the Budget that would increase, in the aggregate, the amount thereof or any other changes therein without the prior approval of the Lender, the Completion Guarantor and any other Person having approval rights with respect to such changes.

(c)            The Borrower shall cause Season Two and the Delivery Materials, as appropriate, to strictly conform to all of the Technical and Non-Technical Specifications.

6.3            Element Changes. Except as expressly permitted by the terms of this Agreement and the Netflix Notice of Assignment, the Borrower shall not make, agree to make, or permit to be made any variation or modification in any of the elements of Season Two that are subject to approval or consent pursuant to the Netflix Notice of Assignment, the Completion Guaranty or this Agreement, without the prior consent of the Lender, the Completion Guarantor and Netflix, respectively.

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6.4            Series Credits; Print Advertising. Subject to the prior approval of Netflix, the Borrower shall accord the Lender credit as production financier in each Season Two Episode’s end titles in all positive prints thereof, provided that any casual or inadvertent failure to accord such credit shall not constitute a breach of this Agreement, all in a size of type customary for such credits. Unless the Lender notifies the Borrower otherwise, the form of the Lender’s credit in Season Two Episodes’ end titles shall be substantially as follows: “Production Financing Provided by Bank Leumi USA – David Henry.” Subject to the Borrower’s prior consent for uses other than in a traditional tombstone, the Lender may use the Borrower’s names in advertising and promotional material. Additionally, the Borrower shall accord the Lender’s counsel, Babok & Robinson, LLP, with credit as legal counsel for the production financier in the Season Two Episodes’ end titles in all positive prints thereof.  The form of the Lender’s counsel credit in the Season Two Episodes’ end titles shall be substantially as follows: “Legal Counsel to Bank Leumi – Babok & Robinson, LLP.” Borrower’s failure to accord credit in accordance with the provisions of this paragraph shall not be deemed a breach of this Agreement; provided, however, upon the Lender’s or Lender’s counsel’s, as the case may be, written notice, Borrower shall cure on a prospective basis any material defect in the Lender’s or Lender’s counsel’s credit in prints issued or controlled by the Borrower. The Borrower shall use reasonable efforts to notify its subdistributors of the credit obligations set forth herein, but the Borrower shall not be responsible or liable for the failure of any such subdistributor to comply with the same.

6.5            Stop Date; Contingent Compensation; Fees.

(a)             The Borrower represents, warrants, and covenants that no actor shall be granted a “stop date” (as that term is understood in the motion picture industry) in connection with such actor’s engagement for Season Two unless permitted by the Completion Guarantor.

(b)             The Borrower shall not enter into any agreement to pay any Person from the Collateral Proceeds any residuals, profit participations, deferred compensation, contingent compensation, whether computed on the basis of the Collateral Proceeds, net receipts from exploitation of any Season or otherwise (whether in a fixed amount or computed on a percentage basis), unless all such payments are subordinated and subject to the rights of the Lender under the Loan Documents or otherwise consented to by the Lender and the Borrower shall not pay (and shall not allow the payment of) any such payments from the Collateral Proceeds until all Obligations have been satisfied in full. The Lender shall not have any obligation to pay any such payments to any Person.

6.6            Exhibition. If prohibited by the Netflix License Agreement, the Borrower shall not exhibit Season Two (or any Episode) for any Person other than Persons involved in the production of Season Two, the Completion Guarantor, Netflix and the Lender or their authorized representatives, without the Lender’s prior approval, which approval will not be unreasonably withheld.

6.7            Performance and Amendment of Agreements, Etc..

(a)            The Borrower shall effect Delivery to Netflix. The Borrower shall perform all of its obligations under the Netflix License Agreement and the Netflix Notice of Assignment and shall enforce all of its rights and remedies thereunder as it deems appropriate in its business judgment, except that the Borrower shall not take any action or fail to take any action with respect to the Netflix License Agreement or the Netflix Notice of Assignment that would result in a waiver or other loss of any material right or remedy of the Borrower or Netflix, respectively, thereunder. Under no circumstances shall the Lender be obligated to effect Delivery to Netflix.

(b)            The Borrower shall not, without the Lender’s prior approval, modify, amend, supplement, compromise, satisfy, release, terminate, or discharge the Netflix License Agreement, the Netflix Notice of Assignment, the Completion Agreement, any collateral securing the same, any Person liable directly or indirectly with respect thereto, or any agreement relating to the Netflix License Agreement, the Netflix Notice of Assignment, the Completion Agreement, or the collateral therefor. Without limiting the generality of the foregoing, the Borrower shall not, without the Lender’s prior consent, amend or modify in any way the amount or payment due date(s) or the conditions of payment of the Netflix License Fee.

6.8            Enforcement of Agreements.

(a)            The Borrower shall notify the Lender promptly after the Borrower becomes aware thereof, of any event or fact which could give rise to a breach of any of the Chain-of-Title Documents or the Netflix License Agreement, and shall diligently pursue such right and report to the Lender on all further developments with respect thereto.

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(b)            Until all Obligations have been indefeasibly paid and performed in full, the Borrower shall, at its expense, take all reasonable action to enforce the Chain-of-Title Documents and the Netflix License Agreement, and make collection and take all appropriate legal action necessary to enforce collection, of all Collateral Proceeds, as and when due, which may be owing by Netflix under the Netflix License Agreement or from any other Person pursuant to any other agreement entered into by the Borrower with respect to the Collateral, and shall remit all sums so collected to the Collection Account. If the Borrower fails after the Lender’s demand to pursue diligently any right under the Netflix License Agreement or any other agreement entered into by the Borrower with respect to the Collateral, or if an Event of Default then exists, the Lender may directly enforce such right in its own or the Borrower’s name and may enter into such settlements or other agreements with respect thereto as the Lender shall determine.

(c)            In any suit, proceeding, arbitration, or action brought by the Lender under the Netflix License Agreement, the Completion Agreement, or other agreement, for any sum owing thereunder or to enforce any provision thereof, the Borrower shall indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of Netflix or the Completion Guarantor or other obligor thereunder arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Borrower to or in favor of such obligor or its successors.

6.9            Related Agreements. The Borrower represents and warrants to the Lender that: (a) it has obtained and has delivered or will deliver to the Lender as of the Closing Date true and complete fully executed copies of the Chain-of-Title Documents, the Netflix License Agreement and the Completion Agreement; (b) the Chain-of-Title Documents, the Netflix License Agreement, the Netflix Notice of Assignment, the Completion Agreement, and all other agreements, certificates, exhibits, attachments, and other documents entered into in connection therewith and related thereto are valid, binding, and subsisting agreements, enforceable against the parties thereto in accordance with their respective terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity; and (c) each of the foregoing agreements has been duly executed and delivered by all parties thereto and all are and will be in full force and effect.

ARTICLE 7 -COLLATERAL

7.1            Grant of Security Interest. As security for all of the Obligations, the Borrower hereby grants to the Lender a continuing security interest in, Lien on, and right of set-off against, all of the Borrower’s assets, whether now owned or hereafter acquired or arising and regardless of where located and whether or not in possession of the Borrower (collectively, the “Collateral”), which includes without limitation, all of the Borrower’s right, title and interest in the Chain-of-Title Documents, the Teleplays, the Literary Property, the Series, all Seasons, the Physical Properties, the Collection Account, the Production Bank Account, the Cash Collateral Account, all accounts, deposit accounts, equipment, general intangibles, intellectual property rights, inventory, investment property, letter of credit rights, chattel paper, documents, instruments and other negotiable collateral, supporting obligations, and all other personal property of the Borrower and the proceeds of the foregoing, and each and all of the following particular rights and properties of the Series:

(a)       The Series and all collateral, allied, ancillary, subsidiary and merchandising rights therein, and all properties and things of value pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced (as used in this Article 7, the term the “Series” means and includes all Episodes, and all of the aforesaid rights and the rights and property set forth in Sections 7.1(a)(i) through (xx) below) including without limitation:

(i)          The Literary Property;

(ii)        The Physical Properties;

(iii)       All Preprint Materials;

(iv)       All rights of the Borrower of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with the Series including, without limitation, all copyrights therein and all rights to perform, copy, record, re-record, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, soundtrack recording, and music publishing rights;

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(v)       All collateral, allied, ancillary, subsidiary, publishing and merchandising rights and all properties and things of value, whether now in existence or hereafter made, acquired or produced by the Borrower of every kind and nature, in each case pertaining to or derived from, appurtenant to or related to the Series or the Literary Property, including, without limitation, all production, exploitation, reissue, remake, sequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by the Series, the Literary Property or any part thereof; all rights to use, exploit and license others to use or exploit any and all novelization, publishing, commercial tie-ups and merchandising rights of every kind and nature, including, without limitation, all novelization, publishing, merchandising rights and commercial tie-ups arising out of or connected with or inspired by the Series or the Literary Property, the title or titles of the Series or of any Season or of any Episode, the characters appearing in the Series or the Literary Property and/or the names or characteristics of said characters, and including further, without limitation, any and all commercial exploitation in connection with or related to the Series, all remakes or sequels thereof and/or the Literary Property;

(vi)       All rights of the Borrower of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of the Series, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

(vii)       All insurance and insurance policies heretofore or hereafter placed upon the Series or the insurable properties thereof and/or any Person or Persons engaged in the development, production, completion, delivery or exploitation of the Series and the proceeds thereof;

(viii)      All copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, domestic and foreign, heretofore or hereafter obtained by the Borrower upon the Series or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register a claim under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue in the name of the Borrower or in the name of the Lender for past, present and future infringements of such copyrights;

(ix)        All rights of the Borrower to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the Series, the Literary Property and any and all rights therein (including, without limitation, the rights referred to in Section 7.1(a)(iv) above) in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including, without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theaters, non-theatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

(x)        All rights of the Borrower of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Series, or any rights in the Series, including, without limitation, pursuant to agreements between the Borrower and any Affiliate of the Borrower that relate to the ownership, production or financing of the Series;

(xi)       All contract rights and general intangibles that may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of the Series or which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit the Series or any rights in the Series and all collateral, allied, ancillary, subsidiary and merchandising rights therein, and all properties and things of value pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced and the rights and property set forth in Sections 7.1(a)(i) through (xix) below, including, without limitation, all of the Borrower’s rights under the Netflix License Agreement, and all such rights pursuant to agreements between the Borrower and any Affiliate of the Borrower which relate to the ownership, production or financing of the Series;

(xii)       All rent, revenues, income, compensation, products, increases, proceeds (including the proceeds of letters of credit) and profits or other property obtained or to be obtained by the Borrower from the production, release, sale, distribution, subdistribution, lease, sublease, marketing, licensing, sublicensing, exhibition, broadcast, transmission, reproduction, publication, ownership, exploitation or other uses or disposition of the Series and the Literary Property (or any rights therein or part thereof), in any and all media, including without limitation, the properties thereof and of any collateral, allied, ancillary, merchandising and subsidiary rights therein and thereto, and amounts recovered as damages by reason of unfair competition, the infringement of copyright, breach of any contract or infringement of any rights, or derived therefrom in any manner;

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(xiii)       Any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to the Series and any element thereof;

(xiv)       All of the Borrower’s right, title and interest in, to and under accounts, contract rights, investment property and general intangibles (as such terms are defined in the UCC) in connection with or relating to the Series and to the Physical Properties, including all rights to receive the payment of money under present or future contracts or agreements (whether or not earned by performance) from the sale, distribution, exhibition, disposition, leasing, subleasing, licensing, sublicensing and other exploitation of the Series or the Literary Property or any part thereof or any rights therein in any medium, whether now known or hereafter developed, by any means, method, process or device in any market;

(xv)       All of the Borrower’s right, title and interest in, to and under the Netflix License Agreement including the Borrower’s rights to receive payments thereunder, and all other rights to receive film rentals, license fees, distribution fees, producer’s shares, royalties and other amounts of every description including, without limitation, from (1) theatrical exhibitors, non-theatrical exhibitors, television networks and stations and airlines, cable television systems, pay television operators, whether on a subscription, per program charge basis or otherwise, and other exhibitors, (2) distributors, subdistributors, lessees, sublessees, licensees and sublicensees (including any subsidiary of the Borrower) and (3) any other Person that distributes, exhibits or exploits the Series or the Literary Property or elements or components of the Series or the Literary Property or rights relating thereto;

(xvi)       All of the Borrower’s right, title and interest in and to any and all sums paid or payable to the Borrower now due or which hereinafter may become due to the Borrower by any state, federal, provincial, or other governmental body or authority directly or indirectly as a tax credit, tax refund, tax subsidy, production credit or similar government benefit, or by any tax shelter, or pursuant to any sale and leaseback transaction, any co-production structure, or any similar transaction, and any and all allied, ancillary and subsidiary rights therein;

(xvii)      All title or titles of the Series, any Season and any Episode and all of the Borrower’s rights to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity;

(xviii)     All inventions, processes, formulae, licenses, patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, indicia, corporate and the Borrower names, business source or business identifiers and renewals and extensions thereof, domestic and foreign, whether now owned or hereafter acquired, and the accompanying good will and other like business property rights relating to the Series, any Season or any Episode, and the right (but not the obligation) to register claims under trademark or patent and to renew and extend such trademarks or patents and the right (but not the obligation) to sue in the name of the Borrower or in the name of the Lender for past, present or future infringement of trademark or patent;

(xix)        Any other property of any kind of the Borrower in the possession or under the control of the Lender or a bailee of the Lender or any of the Lender’s affiliates; and

(xx)        All accessions to, substitution for, and replacements, proceeds, and proceeds of proceeds of any of the foregoing, including, without limitation, proceeds of any insurance policies, claims against third Persons, with respect to the foregoing.

7.2            Perfection and Protection of the Lender’s Lien. The Borrower shall at its expense, perform all steps reasonably requested by the Lender at any time to perfect, maintain, protect, and enforce the Lender’s Lien in the Collateral and the priority thereof (i.e., a first priority Lien subject only to Permitted Liens), including, without limitation: (a) executing, filing, recording, and refiling such financing statements, continuation statements, copyright mortgages, Form PAs or COs, and copyright assignments herewith and (b) taking such other steps herewith as the Lender may deem necessary or appropriate and wherever required or permitted by law in order to perfect or preserve the Lender’s first priority Lien in the Collateral and the priority thereof. The Borrower shall do such further acts and things and execute and deliver to the Lender such additional conveyances, assignments, agreements, and instruments consistent herewith as the Lender may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm to the Lender its rights, powers, and remedies hereunder. The Borrower appoints the Lender as the Borrower attorney-in-fact to: (i) file or record financing statements and amendments thereto (including filing such statements and amendments by electronic means with or without a signature as authorized or required by applicable law or filing procedures), Form PAs or COs, copyright mortgages, copyright assignments, and any other documents in all appropriate governmental offices, including the United States Registrar of Copyrights, accompanied by the required filing fees, relative to all or any part of the Collateral; (ii) take all other steps necessary or desirable in the Lender’s judgment to perfect, protect, enforce, preserve, or continue the first priority Lien granted herein without the signature of the Borrower where permitted by law; and (iii) do such further acts and things and execute such additional conveyances, assignments, agreements, and instruments as the Lender may require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm to the Lender its rights, powers, and remedies hereunder.

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7.3            Assignment of Rights Only. The Lender shall have under this Agreement and the other Loan Documents an assignment of and Lien on only the benefits of and rights under the Completion Agreement, the Netflix License Agreement and the other Collateral. The Lender has not assumed any obligations or duties thereunder. All such obligations and duties of the Borrower under the Completion Agreement, the Netflix License Agreement and the other Collateral, shall be and remain enforceable only against the Borrower and shall not be enforceable against the Lender. Notwithstanding any provision hereof to the contrary, the Borrower shall at all times remain liable to observe and perform all of its duties and obligations under the Completion Agreement, the Netflix License Agreement and the other Collateral, and the Lender’s exercise of any of their rights with respect to the Collateral shall not release the Borrower from any of such duties and obligations. The Lender shall not be obligated to perform or fulfill any of the Borrower’s duties or obligations under the Completion Agreement or the Netflix License Agreement, or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

7.4            Jurisdiction of Organization. The Borrower represents and warrants to the Lender that the Borrower’s books and records are located at the address specified in Section 13.9 hereof. If (a) the jurisdiction of organization or name of the Borrower, or the title or titles of the Series or any Episode is to be changed or modified in any manner, or (b) there is proposed to be a change in location or name of any laboratory, special effects studio, sound studio, other processing or storage entity or any sound studio, other processing or storage entity or any bailee which holds, or which is expected to process, any Preprint Materials, then the Borrower shall so notify the Lender and, before making any such change or modification, shall execute and deliver to the Lender such further documents related thereto and do such other acts and things as the Lender may reasonably request in order to carry out the purposes of this Agreement including, without limitation, the execution and delivery of financing statements, amendments, copyright assignments and mortgages, and laboratory agreements, necessary or desirable to continue and/or perfect the Lender’s Lien in the Collateral.

7.5            Title to and Liens on the Collateral.

(a)             Except for Permitted Liens, the Borrower represents and warrants to the Lender and agrees with the Lender that: (i) all of the Collateral is and will continue to be owned by the Borrower free and clear of all Liens; (ii)  the Lender’s Lien in the Collateral will not be subject to any prior Lien except with respect to Permitted Liens, which by law or the Lender’s agreement, are prior to the Lender’s Lien in the Collateral; and (iii) the Borrower will not sell, offer to sell, hypothecate or otherwise dispose of any of the Collateral, or any part thereof or interest therein, at any time, without the prior consent of the Lender.

(b)             The Borrower will appear in, contest and defend against any action or proceeding purporting to affect title to or any other interest in any portion of the Collateral or the rights or powers of the Lender, its successors or assigns, or the right or interest of the Lender, legal or beneficial, in any portion of the Collateral; and will pay all reasonable costs and expenses, including costs of evidence of title and outside attorneys’ fees, in any such action or proceeding in which the Lender may appear.

7.6            Access and Examination. Until all of the Obligations have been indefeasibly paid in full and the Lender’s commitment to Borrower hereunder has terminated, the Lender shall have the right and the Borrower shall permit the Lender to, at all times upon two (2) Business Days’ notice (and at any time, without any notice, when a Default or Event of Default exists), during normal business hours, (i) to examine, audit, make extracts from or copies of and inspect any and all of the Borrower’s books, records, files concerning or mentioning the Collateral and/or the Collateral Proceeds, (ii) to discuss the Borrower’s affairs with the Borrower’s officers and management (iii) be given access, during normal business hours, to any and all of the Borrower’s computer hardware or software, whether maintained by the Borrower, or third Persons on the Borrower’s behalf, that pertains to or reflects, such records and (iv) permit the Lender to inspect the Collateral or any part thereof at such place as the Collateral may be held or located or at such other reasonable place. At such time or times as the Lender may request, the Borrower will, at its cost and expense, prepare a list or lists in such form as shall be satisfactory to the Lender, certified by a duly authorized officer/manager of the Borrower, describing in such reasonable detail as the Lender shall require, the Collateral, and specifying the location of the Collateral and the Borrower records pertaining thereto.

7.7            Attorney-in-Fact.

(a)             The Borrower hereby constitutes and appoints the Lender as its true and lawful attorney-in-fact, in its place and stead and with full power of substitution, either in the Lender’s own name or in the name of the Borrower to do the following after an Event of Default, to the extent the Borrower has such right:

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(i)                 Endorse any notes, checks, drafts, money orders, or other evidences of payment payable to the Borrower relating to the Collateral that may come into the possession of the Lender and obtain, take possession of, substitute the Lender or any designee of the Lender for the Borrower as the owner of, or signatory on, and otherwise apply in any manner, all deposit accounts, cash or cash equivalents, instruments and general intangibles of, relating to or derived from the Series or any other Collateral, and all proceeds thereof including, but not limited to, interest, chattel paper, notes, certificates, writings, distributions, dividends, profits, rights, benefits, premiums and other payments and rights to payment, held by any Person for or in the name of the Borrower;

(ii)               Enforce all of the Borrower’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Lender, and to enter into such other agreements as may be necessary to complete the production, distribution, and exploitation of Season Two;

(iii)             Enter into and perform such agreements as may be necessary in order to carry out the terms, covenants, and conditions of this Agreement and the other Loan Documents that are required to be observed or performed by the Borrower;

(iv)             Execute such other and further mortgages, pledges, and assignments of the Collateral as the Lender may reasonably require solely for the purpose of protecting, maintaining, or enforcing the Lien granted to the Lender by this Agreement and the other Loan Documents;

(v)               Take over and complete production of Season Two or any Episode (including, but not limited to completing post-production and editing and locking Season Two or any Episode);

(vi)             Sign and deliver documents required or appropriate to reduce or eliminate any foreign withholding taxes;

(vii)           Lease, license, sell or otherwise dispose of the Series or Season Two and/or such distribution rights in and to the Series and such other rights therein as have not been disposed of by the Borrower or any Person on behalf of the Borrower (or to engage others to do so with the costs and expenses thereof to be recoupable by the Lender as provided herein);

(viii)          Renegotiate the Netflix License Agreement or such other agreements as the Lender has a Lien in pursuant to the terms hereof as the Lender in its sole and exclusive discretion deems proper;

(ix)             Require, demand, collect, receive, settle, adjust, compromise and to give acquittances and receipts for the payment of any and all money payable pursuant to the Netflix License Agreement, or such other agreements included in the Collateral and such licenses and agreements as the Lender may enter into as aforesaid;

(x)               Prepare and file documents required or appropriate in order to qualify for withholding tax exemptions, and file any claims and/or proofs of claim, and commence, maintain or discontinue any actions, suits or other proceedings deemed by the Lender advisable for the purpose of collecting or enforcing payment of any money owing under the terms of the Collateral;

(xi)             Execute any and all such instruments, agreements or documents, and do all things as may be necessary or desirable to carry out the purposes of this Agreement;

(xii)           Apply any receipts so derived from the Lender’s exercise of this power-of-attorney to the Obligations as herein provided;

(xiii)          Settle, compromise, prosecute or defend any action, claim or proceeding with respect thereto and to sell, assign, pledge, transfer and make any agreement respecting or otherwise deal with, the same;

(xiv)          Effect Delivery to Netflix; and

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(xv)            Do any and all other acts necessary and proper to carry out the intent of this Agreement;

(b)               Nothing herein contained shall be construed as requiring or obligating the Lender to make any demand, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice or take any action with respect to any of the Collateral or the money due or to become due thereunder or the property covered thereby, and no action taken or omitted to be taken by the Lender with respect to any of the Collateral shall give rise to any defense, counterclaim or setoff in favor of the Borrower or to any claim or action against the Lender. Neither the Lender nor its attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. The Borrower ratifies and confirms all acts taken by the Lender as such attorney-in-fact or its substitutes by virtue of this power of attorney. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

7.8            Lender’s Rights, Duties and Liabilities. The Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. To the extent that the Lender has taken possession of any of the Collateral pursuant to its rights under this Agreement, neither the Lender nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any of the Collateral, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default of any carrier, forwarding agency or other Person whomsoever, all of which shall be at the Borrower’s sole risk. The Obligations shall not be affected by any failure of the Lender to take any steps to perfect the Lender’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release the Borrower from any of the Obligations. The Lender may (but shall not be required to), without notice to or consent from the Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of the Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Lender and the Borrower.

7.9            Authority to Collect. The Borrower shall take and shall direct other Persons to take all steps necessary to cause all Collateral Proceeds, including the Netflix License Fee, to be paid (as directed by the Lender) directly by Netflix or other obligor thereof to the Collection Account or to the Lender for deposit into the Collection Account to be applied by the Lender to the repayment of the Obligations. All collections received in the Collection Account or directly by the Borrower or its Affiliates or the Lender, and all funds in any other account to which such collections are deposited, shall, be the sole property of the Lender and subject to the Lender’s sole control.

7.10         Remittances. If, notwithstanding the Borrower’s direction to pay all Collateral Proceeds directly to, as appropriate, the Collection Account or to the Lender, any Collateral Proceeds, including the Netflix License Fee, are paid to the Borrower or any other Person, then the Borrower shall and shall direct each such other Person to: (i) segregate and hold in trust all of such receipts that it receives; and (ii) remit such receipts in the form received directly to the Collection Account (as more fully set forth in the Netflix Notice of Assignment), or to the Lender for deposit to the Collection Account, not later than the Business Day following the day of its receipt thereof. The Borrower shall not commingle any of the Collateral Proceeds with its funds or the funds of any other Person.

7.11         Copyrights. As soon as each Season Two Episode may be copyrighted, the Borrower shall , as promptly as practicable, take any and all actions necessary to copyright each such Season Two Episode and to register such copyright in the name of the Borrower for the United States in conformity with the laws of the United States, and contemporaneously therewith shall execute and record a copyright mortgage and assignment and power of attorney in favor of the Lender, granting to the Lender a Lien thereon for the purpose of securing the Obligations, and immediately deliver to the Lender written evidence of any and all such copyright registrations and mortgages.

7.12         Control of Preprint Materials. The Borrower shall not deliver or deposit any of the Preprint Materials in any film or sound laboratory without first obtaining and delivering to the Lender a fully executed laboratory agreement approved by the Lender and the Completion Guarantor. Except as required to effect Delivery in accordance with the Netflix Notice of Assignment, no print, preprint, sound or other Preprint Materials shall be deposited at any laboratory or maintained at any place without the prior consent of the Lender and the Completion Guarantor and compliance with the requirements of this Section 7.12.

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7.13       Cash Collateral Account and Payment to the Lender. The Borrower shall deposit into the Cash Collateral Account four hundred thousand Dollars ($400,000) as additional security for the payment and performance of all Obligations of the Borrower hereunder. The Borrower agrees that the amounts held in the Cash Collateral Account shall be remitted to the Lender and applied to the payment of the Obligations, without any offset or deduction, upon either Delivery being effected to Netflix or upon the occurrence of an Event of Default.

ARTICLE 8 - BOOKS, RECORDS; FINANCIAL REPORTING; AND NOTICES

8.1            Books and Records.

(a)             The Borrower shall maintain a system of accounting established and administered in accordance with customary standards of the television industry in Los Angeles, California, to the production of first-class television programs and keep adequate records and books of account in which complete entries in accordance with such accounting principles will be made.

(b)             The Borrower shall maintain, at all times, correct and complete books and records, in all material respects, with respect to the Collateral that are as complete and comprehensive as those customarily maintained by others engaged in the production of first class television programs, including all books, records, contracts, production notes and all other information and data of every kind relating to the Series, the Collateral, and the production, distribution, or exploitation thereof.

8.2            Financial Information. The Borrower shall promptly furnish to the Lender all financial and other information relating to the production of the Series, business, properties, condition, operations and affairs of the Borrower, financial or otherwise, as the Lender shall reasonably request. Without limiting the generality of the foregoing, the Borrower shall furnish to the Lender, in such detail as the Lender shall request, the following:

(a)       Monthly, but in any event not later than fifteen (15) days after the last Business Day of each month, a Cost Report showing the then cost to complete each line item;

(b)       Within five (5) days of delivery to the Completion Guarantor copies of all periodic statements of the costs of production of Season Two in the same form as supplied to the Completion Guarantor;

(c)       As soon as available, but in any event within thirty (30) days after Season Two has been completed, a copy of a statement of the final cost of production of Season Two (detailed in accordance with the categories in the Budget);

(d)       As soon as available, but in any event not later than fifteen (15) days after the last Business Day of each month, copies of all invoices (if any) for payments due under the Netflix License Agreement sent to Netflix by the Borrower since the date such invoices were last delivered to the Lender; and

(e)       As soon as available, but in any event within five (5) Business Days after being sent to or received from Netflix, copies of all invoices and other correspondence between the Borrower and Netflix concerning or mentioning the Netflix License Fee.

8.3            Notice of Certain Events..The Borrower shall promptly notify the Lender in writing of the following matters after obtaining knowledge thereof: (a) any Event of Default or Default; (b) any material default under the Netflix License Agreement, the Completion Agreement and any other agreement material to the business, financial condition or results of operations of the Borrower to which the Borrower is a party or by which the Borrower or any of its respective properties may be bound; (c) immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a governmental authority, which action, suit, proceeding, counterclaim or investigation seeks damages in excess of $10,000 (which amount shall not be fully covered by insurance), or which may otherwise materially and adversely affect the Collateral, the repayment of the Obligations, the Lender’s rights under the Loan Documents, or the Borrower’s property, business, operations, or financial condition; and (d) immediately after becoming aware thereof, any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting the Borrower in a manner that could reasonably be expected to have a material adverse affect on the Series.

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ARTICLE 9 - GENERAL REPRESENTATIONS AND WARRANTIES

The Borrower warrants and represents to the Lender and (except with respect to any representation or warranty which is stated to be made as of a specific date which shall be deemed repeated as of such date), the Borrower shall be deemed to have repeated each such representation and warranty on each date that any Obligations remain outstanding, as follows.

9.1            Authorization, Validity, and Enforceability.

(a)             The Borrower has the power and authority to execute, deliver and perform this Agreement, the other Loan Documents to which it is a party, and to incur the Obligations, and to grant to the Lender a Lien upon and in the Collateral. The Borrower has taken all necessary organizational action (including without limitation, obtaining approval of its members if necessary) to authorize the execution, delivery, and performance of this Agreement and the Loan Documents. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents, except for those already duly obtained.

(b)             This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms without defense, setoff or counterclaim, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(c)             The Borrower’s execution, delivery, and performance of, as applicable, this Agreement, the other Loan Documents and the Netflix License Agreement, do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Permitted Liens) upon the property of the Borrower by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which the Borrower is a party or which is binding upon the Borrower, (ii) any judgment, law, statute, rule or governmental regulation applicable to the Borrower, or (iii) the organizational documents of the Borrower.

9.2            Validity and Priority of Liens. The provisions of this Agreement and the other Loan Documents create a legal and valid Lien on all the Collateral in favor of the Lender and such Lien constitutes a perfected and continuing Lien on all the Collateral, having priority over all other Liens on the Collateral except for those Permitted Liens that, by agreement of the Lender, are senior to the Lender’s Lien therein, securing all the Obligations, and enforceable against the Borrower and all other Persons.

9.3            Organization and Qualification. The Borrower is: (a) duly formed and organized and validly existing in good standing under the laws of the jurisdiction of its organization, (b) qualified to do business in the jurisdiction of its organization, and (c) has all requisite power and authority to conduct its business and to own its property.

9.4            Financial Information. Financial information, and other data furnished by the Borrower to the Lender in connection with the Borrower’s application for credit hereunder, if any, are, in all material respects, accurate and correct.

9.5            Solvency. The Borrower is solvent prior to and after giving effect to the Loans on the Closing Date and shall remain solvent during the term hereof.

9.6            Rights in the Series and Collateral.

(a)       The Borrower owns or controls all rights in the Series and in the other Collateral necessary to enable the Borrower to fully perform all of its obligations, representations, warranties and agreements under this Agreement, the Loan Documents, the Netflix Notice of Assignment and the Netflix License Agreement, as applicable.

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(b)       The Borrower has acquired, now owns and will own during production of Season Two and continuing through satisfaction of all Obligations, subject only to those rights granted pursuant to the Netflix License Agreement, (i) all right, title and interest, including copyrights in and to the Literary Property, including each Season Two Teleplay; (ii) all right, title and interest necessary to produce, make, distribute, exhibit and otherwise exploit Season Two worldwide, including, without limitation, all rights in the literary, musical or other property or ideas used therein, (iii) the right to exhibit Season Two and each Episode on television, through subscription video-on-demand, by means of video cassettes and videodisks or in any other media or manner, by any means now known or unknown, and (iv) the sole right to exploit all ancillary rights in and to Season Two, including, without limitation, all rights granted pursuant to the Netflix License Agreement, subject to the Chain-of-Title Documents and payment of necessary performing rights fees in respect of the music in Season Two.

(c)       As soon as the Season Two Teleplays have been approved by Netflix and the Completion Guarantor, the Borrower shall file the Season Two Teleplays with the United States Copyright Office and provide the Lender with one or more Copyright Mortgages covering the Lender’s Lien in the Season Two Teleplays so that the Lender can file such Copyright Mortgages with the United States Registrar of Copyrights.

(c)       All material or matter used in or in connection with Season Two, including dialogue, characters, titles, episodes and events, shall be original and owned by or licensed to the Borrower, or in the public domain, and will not infringe any copyrights, statutory or common law, or constitute a libel, slander or invasion of privacy of any Person, or otherwise infringe on or violate the rights or any other Person whomsoever, in any fashion whatsoever.

(d)       Neither the Borrower nor any Person acting on the Borrower’s behalf shall enter into an agreement relating to music rights in connection with Season Two unless such agreement grants all rights with respect thereto for such media and/or duration as such rights are required under the Netflix License Agreement. The Borrower shall deliver copies of all such agreements to the Lender for its review (but not approval) upon the Lender’s written request.

9.7            Required Payments. All rents, royalties and other amounts due and payable by the Borrower under contracts, leases, license agreements and other instruments relating to the Collateral, including without limitation contracts, leases or agreements relating to the Literary Property, the Chain-of-Title Documents, the services of all persons or entities rendering services in connection with the Series, and the furnishing of goods, processing, equipment and materials used in connection with the Series have been paid if due, or will be paid when due, if by reason of nonpayment thereof the value of any part of the Collateral or the Lien of the Lender therein may be impaired, and the Borrower is not in default under any such contract, lease, license agreement or other instrument so that such impairment has now occurred.

9.8            Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or before any court or governmental agency, arbitrator or instrumentality, domestic or foreign, relating to the Teleplays, the Series, the Literary Property, the Netflix License Agreement, or rights therein or thereto or otherwise, that if determined adversely to the Borrower would have a material adverse effect on the Collateral or the financial condition, other properties or operations of the Borrower, or that would materially and adversely affect the rights and Lien of the Lender granted to the Lender hereunder.

9.9            No Defaults. The Borrower is not in default under the Netflix License Agreement, the Completion Agreement or any of the other Loan Documents to which it is a party.

9.10         Taxes. The Borrower has filed all tax returns and other reports that it was required by law to file on or prior to the date hereof and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its property, income, or franchise, that are due and payable (except to the extent that (a) any such taxes, assessments, fees, and other governmental charges, and penalties and interest are diligently contested in good faith by appropriate proceedings and proper reserves are established on the books of the Borrower as provided in applicable accounting standards and (b) a stay of enforcement of any Liens arising from the nonpayment thereof when due is in effect).

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9.11         No Material Adverse Change. Since the Closing Date, no material adverse change has occurred in the property, business operations or conditions of the Borrower, Genius Brands and to the best of the Borrower’s knowledge, Netflix.

9.12         Material Agreements. The Borrower has furnished to the Lender copies of all material agreements, indentures, and other instruments relating to the Series, or pursuant to which the Borrower has incurred or may be obligated, whether directly or indirectly, for borrowed money.

9.13         Completion Guarantor Payments. Neither the Borrower nor any of its Affiliates and the Completion Guarantor have entered into an agreement or understanding pursuant to which the Completion Guarantor will pay to the Borrower or to any of its respective Affiliates any rebates, commissions, or any other payment, regardless of what that payment is called or styled, in connection with or in any way related to Season Two other than as specified in the Completion Agreement.

9.14         Survival of Warranties. All covenants, agreements, representations and warranties made under this Agreement or in any of the other Loan Documents shall survive the execution and delivery of this Agreement, the making of the Loans hereunder, and the execution and delivery of the Note and shall continue in full force and effect until the full and final payment and performance of all the Obligations.

9.16 Margin Stock; Investment Company; and Public Utility Holding Company. The Borrower shall use the proceeds of the Loan to pay the direct production costs of Season Two, and the fees and costs expressly identified herein, and for no other purpose. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not an “investment company” nor an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§80(a)(l), et seq.). The Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an affiliate of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

ARTICLE 10 -AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants to the Lender that so long as any of the Obligations remain outstanding or this Agreement is in full effect as follows.

10.1         Taxes and Other Liabilities. The Borrower shall pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or upon its income or profits or upon any of its properties, and all its other liabilities at any time existing, except to the extent and so long as: (a) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and (b) it shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto; and further to pay all governmental charges or taxes (except income, franchise or other similar taxes on the Lender) at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the other Loan Documents by reason of any existing or hereafter enacted federal or state statute.

10.2         Legal Rights and Facilities. The Borrower shall maintain and preserve its legal existence and all rights, privileges, franchises and other authority necessary for the conduct of its business.

10.3         Compliance. The Borrower shall comply with all laws, rules and regulations relating to, and shall pay or shall cause to be paid prior to delinquency all license fees, registration fees, taxes, guild or union pension, health and welfare payments, supplemental market, reuse and other required payments and assessments, and all other charges, including without limitation non-governmental levies or assessments, that may be levied upon or assessed against, or that may become a Lien on, the ownership, operation, possession, maintenance, exploitation, exhibition or use of, the Collateral or which create or may create a Lien upon the Collateral, or any part thereof. The Borrower shall pay prior to delinquency all required guild or union residual payments arising prior to Delivery to Netflix, and the Borrower shall pay or cause Netflix to pay prior to delinquency all required guild or union residual payments arising after Delivery to Netflix.

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10.4         Maintenance. The Borrower shall maintain the Collateral in good order and repair (normal wear and tear excepted), conduct its business in an orderly manner without interruption, and refrain from any material change in the nature of its business.

10.5         Insurance.

(a)             At all times while the Obligations are outstanding, at its sole cost and expense, the Borrower shall maintain insurance against loss or damage to the Collateral with responsible and reputable insurance companies or associations approved by the Lender in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar property in the same general area as the area in which such property is located including, without limitation, fire, public liability, property damage, miscellaneous equipment, pre-production, production, extra expense, domestic comprehensive general and automobile liability, foreign comprehensive general liability, domestic workers’ compensation and employer’s liability, foreign workers’ compensation, guild accident insurance, errors and omissions, cast insurance in an amount which is not less than the amount of the Budget, negative insurance in an amount which is not less than the amount of the Budget and projected interest, director, soundtrack, and interruption of business and political risk insurance.

(b)             Without limiting the generality of the foregoing, the Borrower shall (i) maintain errors and omissions insurance, covering, among other things, the legal liability and defense of the Borrower against lawsuits alleging the unauthorized use of title, format, ideas, characters, plots, plagiarism, copyright infringement and unfair competition, and (ii) protect against alleged libel, slander, defamation of character and invasion of privacy and (iii) comprehensive general liability insurance covering the Borrower against, among other things, all claims for bodily injury, personal injury or property damage which may arise in connection with Season Two, including, without limitation, coverage for all owned, non-owned and hired vehicles (both on and off camera) with a minimum liability limits of $1,000,000. The errors and omissions policy shall be in a minimum amount of $3,000,000 per occurrence and $5,000,000 in the aggregate, with a deductible of not more than $25,000, and a period of coverage of approximately not less than three (3) years from the Closing Date (plus such longer periods as such coverage is required to be in effect pursuant to the Netflix License Agreement).

(c)             All such insurance policies covering the Collateral shall name the Borrower as named insured and shall name the Lender as additional insured without the Lender being liable for premiums or other costs or expenses. Each such policy shall bear a standard first mortgagee endorsement in favor of the Lender and shall provide for all losses to be paid to the Borrower, and for losses to be adjusted with the insurer by the Borrower; provided that, if the insurer shall have received written notice from the Lender that an Event of Default has occurred and is continuing unremedied, any such payment for loss or destruction of or damage to the Collateral shall be paid directly to the Lender and any such adjustments shall be made solely by the Lender. All such insurance payments received by the Lender while an Event of Default shall have occurred and be continuing unremedied shall be held or applied by the Lender as provided in Subsection 10.5(h).

(d)             At least thirty (30) days prior to the expiration of each such policy, the Borrower shall furnish the Lender with evidence satisfactory to the Lender of the payment of premium and the reissuance of a policy continuing insurance in force as required by this Agreement. All such policies or certificates shall contain a provision that such policies will not be canceled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least thirty (30) days’ prior written notice by such insurer to the Lender (or ten (10) days with respect to payment of premiums when due). If the Borrower fails to provide, maintain, keep in force or deliver and furnish to the Lender the policies of insurance required by this Section 10.5, then the Lender may, but shall not be obligated to, procure such insurance or single interest insurance for such risks covering the Lender’s interest, and the Borrower will pay all premiums thereon promptly upon demand by the Lender, together with interest thereon at the rate then applicable to the Loans made to the Borrower hereunder from the date of expenditure by the Lender until reimbursement by the Borrower.

(e)             All policies of insurance (other than errors and omissions insurance) required to be furnished by the Borrower pursuant to this Section 10.5 shall have attached thereto a lender’s loss payable endorsement or its equivalent, or a loss payable clause acceptable to the Lender, for the benefit of the Lender.

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(f)              The Borrower shall observe and comply with the requirements of all policies of insurance required to be maintained hereunder and shall so perform and satisfy the requirements thereof so that the insurance policies are at all times in full force and effect.

(g)             Upon request by the Lender, the Borrower shall furnish the Lender a certificate of an officer/manager of the Borrower containing a detailed list of the insurance policies of the Borrower required by or referred to in this Section 10.5 then outstanding and in force.

(h)             All insurance money received by the Lender shall be held by the Lender to secure the performance by the Borrower of the Obligations and shall be applied against and reduce such Obligations.

(i)              Notwithstanding any provisions of this Agreement, the Completion Agreement, the Completion Guaranty or the Netflix License Agreement to the contrary, if any claim should arise under any of the policies of insurance to be provided under said agreements, with respect to which the insurer is to make a payment to the Borrower (as distinguished from a payment to a third Person) such payment shall be made to the Production Bank Account and shall be disbursed as follows:

(x)               If Season Two has been completed or the production abandoned (e.g., for purposes of this paragraph only, Season Two shall be deemed abandoned if a cast insurance claim is made and thereafter the role with respect to which cast insurance reimbursement is sought is not subsequently photographed) such proceeds shall first be paid to the Lender and applied to the repayment of the Obligations until the Obligations have been repaid in full, any balance shall then be applied and paid to the Completion Guarantor so that the Completion Guarantor may recoup any sums advanced (plus interest thereon) for the production of Season Two or under the Completion Guaranty and finally any balance shall be paid to the Borrower; and

(y)       If Season Two has not been completed or abandoned, such proceeds, to the extent necessary, shall be used to pay production costs of Season Two; provided, however, and notwithstanding anything contained herein to the contrary, if the Completion Guarantor has advanced funds for the production of Season Two for any reason, the proceeds of such insurance for such loss shall be paid to the Completion Guarantor up to the amount of said advance(s) and interest and thereafter in accordance with the first part of this sentence. The balance, if any, remaining after the Completion Guarantor has been reimbursed in full, shall be paid to the Borrower.

10.6         Related Agreements. The Borrower shall perform and observe, in all material respects, all material agreements, covenants, representations and warranties of the Borrower under the Netflix License Agreement, its agreements with any guilds concerning Season Two, the Completion Agreement, and any other document or agreement entered into in connection with or related to the production, completion, Delivery, or exploitation of Season Two (including, without limitation, any document or agreement entered into in connection with or related to the Literary Property).

10.7         Approvals. The Borrower shall obtain from time to time, all approvals, permits and consents necessary to allow the Borrower to remit payments to the Lender in Dollars from any and all appropriate governmental authorities having jurisdiction thereof.

10.8         Indebtedness. The Borrower shall not incur any indebtedness, other than pursuant to this Agreement or in the ordinary course of producing Season Two (e.g., credit arrangements for equipment).

10.9         Dissolution and Sale of Assets. The Borrower shall not wind up, liquidate or dissolve its affairs, or sell, lease, license, transfer, or otherwise dispose of or grant an interest in all or a substantial part of the Collateral or, except upon thirty (30) days prior written notice to the Lender, change its legal or trade name.

10.10     Use of Proceeds. The Borrower shall not use the proceeds of any Loan made by the Lender hereunder for any purpose or thing other than the items set forth in Subsection 2.2(a) hereof.

10.11     Transactions with Affiliates. The Borrower shall not, except as previously approved in writing by the Lender, effect any transaction with any Affiliate.

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10.12     Consolidation or Merger. The Borrower shall not consolidate with or merge into any other Person.

10.13     Liens. The Borrower shall not directly or indirectly create, incur or suffer to exist, and shall promptly discharge or cause to be discharged, any Lien on or with respect to the Collateral, other than Permitted Liens.

10.14     Further Assurances. The Borrower shall, at any time or from time to time upon the request of the Lender, execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order to effect fully the purposes of this Agreement the other Loan Documents and to provide for the payment and performance of the Obligations of the Borrower in accordance with the terms of this Agreement and the other Loan Documents.

10.15     Negative Pledge. The Borrower shall not enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets, other than as contemplated by this Agreement or the other Loan Documents.

10.16     Bank Accounts. After the date hereof, the Borrower shall not open or maintain any bank account other than: (a) the Production Bank Account, (b) accounts maintained at the Lender, or (c) accounts maintained at another financial institution approved by the Lender.

ARTICLE 11 - EVENTS OF DEFAULT; REMEDIES

11.1         Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a)             Failure of the Borrower to pay the principal of or interest on any of the Obligations when the same becomes due;

(b)             Failure by the Borrower to pay any fees, expenses, or any other Obligation not otherwise specified in the foregoing clause “(a)” within five (5) Business Days following the date such item is due, whether upon demand or otherwise;

(c)             Any representation or warranty made by the Borrower in this Agreement or by the Borrower or Genius Brands in any of the other Loan Documents, in each case to which it is a party, any financial statement, or report furnished by the Borrower at any time to the Lender shall prove to be untrue in any material respect as of the date on which made or furnished;

(d)             Failure of the Borrower to comply with any other covenants on its part to be performed under the terms of this Agreement or the other Loan Documents, and, if the Lender determines (in its sole discretion) that such failure may be cured so that the Lender has not suffered and will not suffer any material adverse effect, is not cured within ten (10) Business Days after notice thereof by the Lender to the Borrower or such other party (with a copy to the Borrower), as applicable, and in the event such cure cannot be affected within such ten (10) Business Days period the Borrower commences within such ten (10) Business Days period steps to affect a cure and such steps remain continuing;

(e)             Failure of the Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor to perform or observe any material agreement, material covenant, representation or warranty under the Netflix License Agreement, the Co-Production Agreement or any other Loan Documents to which such Person is a party, respectively, or any other document or agreement entered into by the Borrower, Netflix, the Irish Co-Producer or the Completion Guarantor in connection with or related to Season Two (including, without limitation, any document or agreement entered into in connection with or related to the Literary Property) within five (5) Business Days after written notice to the Borrower by the Lender of such failure;

(f)              The Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor shall become insolvent; or admit in writing its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or if such a receiver or trustee otherwise shall be appointed;

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(g)             Any money, judgment, writ or warrant of attachment, or similar process involving an amount in excess of $50,000 shall be entered or filed against the Borrower, $250,000 shall be entered or filed against Genius Brands or $500,000 shall be entered or filed against the Completion Guarantor or any material portion of their respective assets and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(h)             An involuntary bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted against the Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor, and such proceeding shall not be dismissed within ninety (90) days after its commencement or an order for relief against the Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor, shall have been entered in such proceeding, or any order, judgment or decree shall be entered against the Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor decreeing its dissolution or division;

(i)              A bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Borrower, Genius Brands, Netflix, the Irish Co-Producer or the Completion Guarantor;

(j)              Any sale of, or agreement to sell, any of the Collateral or any material portion of the other assets of the Borrower with regards to the Series, without the Lender’s approval;

(k)             This Agreement, the Netflix License Agreement, the Co-Production Agreement, any other Loan Document, or any other material instrument delivered hereunder or thereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto other than the Lender, or any party other than the Lender shall deny that it has any further obligation under this Agreement, the Netflix License Agreement, the Co-Production Agreement, any other Loan Documents or any other material instrument delivered hereunder or thereunder, which could result in a material adverse effect, as determined by the Lender in its sole discretion;

(l)              The Completion Guarantor, the Irish Co-Producer or Netflix fail to, or fail to confirm in writing, upon request by the Lender, to the Lender that it shall, perform or observe any material covenant or agreement contained in the Completion Guaranty, the Netflix License Agreement, the Co-Production Agreement or any other Loan Documents to which any such Person is a party, which could result in a material adverse effect;

(m)           Any Person with which the Completion Guarantor is insured for the purpose of assuring that the Completion Guarantor will satisfy its obligations to the Lender under the Completion Guaranty denies any of its obligations to the Completion Guarantor or the Lender;

(n)             The abandonment of production of Season Two;

(o)             Any guaranty, if any, of the Obligations shall be terminated, revoked, or declared void or invalid or there is a failure to perform any material covenant thereunder;

(p)             Any Default or Event of Default occurs under any of the other Loan Documents;

(q)             Any Event of Default under the Season One Loan Agreement; or

(r)              A Change of Control occurs.

11.2         Remedies.

(a)             If a Default or Event of Default exists, the Lender may, in its discretion, without notice to or demand on the Borrower, restrict the amount of or refuse to make Loans. If an Event of Default exists, the Lender may, in its discretion, do one or more of the following in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on the Borrower: (i) terminate this Agreement; (ii) declare any or all Obligations to be immediately due and payable; and (iii) pursue its other rights and remedies under the Loan Documents and applicable law. The foregoing shall not be construed to limit the discretion of the Lender to take any actions described above at any other time.

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(b)             If any Event of Default exists the Lender shall have, in addition to all other rights of the Lender hereunder, the rights and remedies of a secured party under the UCC. The Lender may require the Borrower to assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender.

(c)             If any Event of Default exists the Lender may, in its sole discretion, in its name or in the name of the Borrower, or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Lender may extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting the liability of, the Borrower. The Lender will not be required to take any steps to preserve any rights against prior parties to the Collateral. If the Borrower, Netflix or the Irish Co-Producer fail to make payment or take any action required under the Netflix License Agreement, the Netflix Notice of Assignment, the Co-Production Agreement, any other Loan Document or the Completion Agreement, the Lender may make such payments and take all such actions as the Lender deems necessary to protect the Lender’s Lien in the Collateral and/or the value thereof. The Lender is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Liens which the Lender believes appear to be equal to, prior to or superior to the Lien of the Lender in the Collateral.

(d)             If any Event of Default exists the Lender may, without notice or demand or legal process, enter upon any premises, or wherever any portion of the Collateral may be, and take possession of the Collateral together with all additions and accessories thereto, demand and receive such possession from any person who has possession thereof, remove, keep and store the Collateral or any portion thereof, or put a custodian in charge thereof, and take such other measures as it may deem reasonably necessary or proper for the care or protection thereof.

(e)             If any Event of Default exists the Lender may, with or without taking possession thereof, sell, lease, license, or cause to be sold, or otherwise disposed of, at such price or prices as the Lender shall in its sole and absolute discretion so determine, and for cash or on credit or for future delivery, without assumption of any credit risk, and in a commercially reasonably manner, all or any portion of the Collateral, at any public or private disposition thereof, without demand of performance or notice of intention to sell or of time or place of sale; provided, however, that unless the Collateral in the Lender’s possession is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give the Borrower notice of the time and place of any public disposition thereof or of the time after which any private disposition thereof is to be made. The requirement of notice shall be met if notice of disposition is delivered or mailed, by certified mail, postage prepaid, to the Borrower as set forth in Section 13.9 hereof or such other address as the Borrower may by notice have furnished the Lender in writing for such purpose, at least ten (10) days prior to the time of such disposition. Each acquirer at any such disposition (including, if applicable, the Lender) shall hold the property acquired absolutely free from any claim or right of whatever kind including any equity of redemption and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may have at any time in the future under any rule of law or statute now existing or hereafter enacted. Any public or private disposition of the Collateral or any part thereof shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix in the notice of disposition. At any such disposition, the Collateral, or any portion thereof, to be disposed of may be disposed of in one lot as an entirety or in separate parcels, as the Lender may (in its sole discretion) determine and, if permitted by law, the Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for and purchase the Collateral or any portion thereof for the account of the Lender. The Lender shall not be obligated to make any disposition of the whole or any part of the Collateral if it shall determine not to do so, regardless of the fact that notice of disposition of the Collateral may have been given. The Lender may by announcement at the time and place fixed for disposition, without prior notice or publication, adjourn any public or private disposition of the Collateral or cause the same to be adjourned from time to time, and such disposition may, without further notice, be made at the time and place to which the same was so adjourned. In case a disposition of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Lender until the sale price is paid by the purchaser or purchasers thereof, but the Lender shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so disposed of and, in case of any such failure, such Collateral may be sold again upon like notice.

(f)              Any laboratory that has possession of any of the Collateral is hereby constituted and appointed by the Borrower as pledgeholder for the Lender. The Lender may authorize each such pledgeholder to sell all or any portion of the Collateral upon the order and direction of the Lender, and the Borrower hereby waives any and all claims for damages, or otherwise, for any action taken by such pledgeholder.

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(g)             If any Event of Default exists, the Lender shall be entitled to the appointment of a receiver to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. The Borrower, to the fullest extent permitted by law, hereby waives notice and the right to receive notice of any application by the Lender for such appointment; provided, however, that, notwithstanding any such application or appointment, the Lender shall be entitled to apply, without notice to the Borrower, any cash or cash items constituting Collateral in the possession of the Lender to payment of the Obligations under this Agreement, the Note and the other Loan Documents.

(h)             If any Event of Default exists, the Lender may, but shall not be obligated to, take over the production of Season Two and at the option of the Lender, in its sole discretion, fund the remaining unpaid balance of the Strike Price from the proceeds of Loans, whether made following a request by the Borrower pursuant to Section 2.2 or a deemed request as provided in this Section 11.2(h). The Borrower hereby irrevocably authorizes the Lender to charge the Borrower’s loan account for the purpose of paying the Strike Price. If the Lender takes over production of Season Two, subject to the Completion Agreement and other existing third party agreements, the Lender may substitute personnel, cut, edit, score and make such changes in Season Two as it may desire, abandon production of Season Two, and be free of any obligation to make any payment in any such event of any fee payable to the Borrower in connection with the production of Season Two. The Borrower hereby agrees to waive any right to claim that it sustained any loss or damage by reason or as a result of any action taken by the Lender pursuant to this Subsection 11.2(h).

(i)              Upon any disposition of any item of Collateral by the Lender hereunder (whether by virtue of the power of attorney herein granted, pursuant to judicial process or otherwise), the receipt of the Lender or the officer making the disposition shall be a sufficient discharge to the purchaser or purchasers of such item or items of Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

(j)              If any Event of Default exists, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, including amounts in the Production Bank Account and the Collection Account, any certificate of deposit, and any other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement, the Note or any other Loan Document. The Lender agrees promptly to notify the Borrower after any such setoff and application. The rights of the Lender under this Subsection 11.2(j) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

11.3         Cumulative Remedies; No Prior Recourse to the Collateral. The enumeration herein of the Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Lender may have under the UCC or other applicable law. The Lender shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Lender may, without limitation, proceed directly against the Borrower to collect the Obligations without any prior recourse to the Collateral.

11.4         Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender or any holder of the Note in the exercise of any power, right, remedy or privilege under this Agreement, the Note or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, remedy or privilege preclude any other or further exercise thereof or of any other right, power, remedy or privilege. All rights and remedies existing under this Agreement, the Note and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.5         Performance of the Obligations by the Lender. If the Borrower shall fail to do any act or thing which they have covenanted to do hereunder, under any other Loan Document, or if any representation or warranty of the Borrower under any such agreement shall be breached, the Lender may (but shall not be obligated to) perform such act or thing on behalf of the Borrower or cause it to be done or remedy any such breach, and there shall be added to the liabilities of the Borrower secured hereunder the cost or expense incurred by the Lender in so doing, and any and all amounts expended by the Lender in taking any such action shall be repayable to it upon demand being made to the Borrower therefor and shall bear interest at the rate of interest then applicable to the Loans made to the Borrower hereunder from and including the date advanced to the date of repayment.

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ARTICLE 12 - TERM AND TERMINATION

12.1         Termination. The Lender may terminate this Agreement without notice upon the occurrence of an Event of Default. Upon the effective date of termination, all Obligations shall become immediately due and payable in full. Notwithstanding such termination, the Borrower shall remain bound by all of the terms and conditions of this Agreement until all Obligations have been paid in full in cash, and the Lender shall retain all rights and remedies hereunder (including, without limitation, a Lien on and all rights and remedies with respect to the Collateral). This Agreement shall also terminate when all Obligations have been fully and indefeasibly paid and performed. Upon the indefeasible payment in full of all Obligations and the termination of this Agreement, the Lender shall, at the Borrower’s request and expense, assign and deliver to the Borrower, and the Borrower shall provide a receipt for, all Collateral in which the Lender shall have any interest hereunder or which shall then be held by the Lender or in its possession and, if requested by the Borrower, the Lender shall execute and deliver to the Borrower at the Borrower’s expense, for filing in each office in which any financing statement relative to the Collateral, or any part thereof, shall have been filed, termination statements under the UCC and a quitclaim and assignment of the Lender’s rights under the Copyright Mortgages releasing the Lender’s Lien therein and reassigning to the Borrower and other Persons, as appropriate, the Lender’s rights under the Copyright Mortgages, all without recourse upon or warranty by the Lender and at the sole cost and expense of the Borrower.

ARTICLE 13 - MISCELLANEOUS

13.1         Severability. In case any provision of this Agreement, the Note or of any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction then, as to such jurisdiction only, such provision shall to the extent of such prohibition or unenforceability be deemed severed from the remainder of such agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.2         Governing Law. This Agreement, the other Loan Documents and all other documents provided for therein and the rights and obligations of the parties thereto shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to its conflict or choice of law principles.

13.3         Jurisdiction. Except as otherwise provided in Section 13.4 hereof, any legal action or proceeding with respect to this Agreement, the other Loan Documents or any other agreement, document or other instrument executed in connection herewith or therewith, or any action or proceeding to execute or otherwise enforce any judgment obtained against the Borrower or any of its properties, may be brought in the courts of the State of California in Los Angeles County, California, or in the federal courts of the United States for the Central District of California, as the Lender may elect, provided always that suit also may be brought in the courts of any country or place where the Borrower or any of its assets may be found, and, by execution and delivery of this Agreement, the Borrower irrevocably submits to each such jurisdiction. The Borrower irrevocably waives any objection which it may now or hereafter have to the venue of any suit, action or proceeding, arising out of or relating to this Agreement, the other Loan Documents or any other agreement, document or other instrument executed in connection herewith brought in the courts of the State of California in Los Angeles County, California, or in the federal courts of the United States for the Central District of California, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.4         Arbitration.

(a)             Except as otherwise provided in the Netflix Notice of Assignment, all controversies, claims, disputes, or counterclaims between the parties hereto concerning, based in any way upon, arising under, relating to, or arising in connection with this Agreement, or any resulting transaction, including, but not limited to, their respective obligations hereunder, a disagreement about the meaning, interpretation, application performance, breach, termination, enforceability, or validity of this Agreement, and whether based on statute, tort, contract, common law or otherwise, shall be subject to and resolved by binding arbitration conducted under the auspices of the Independent Film & Television Alliance in effect as of the date the request for arbitration is filed and its rules (the “Rules”) and, to the extent not otherwise covered above, the arbitration shall be conducted in accordance with Title 9 of the U.S. Code.

(b)             Each of the parties may initiate such an arbitration pursuant to the Rules. The arbitration shall be held in Beverly Hills or Los Angeles, California (such site being herein referred to as the “Forum”). The Borrower and the Lender shall abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision.

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(c)             The arbitration award shall also provide for payment by the losing party (i.e., the party or parties against whom an arbitration award is issued) of: (i) the fees and costs incurred in connection with said arbitration, as well as outside attorneys’ fees and costs incurred by the prevailing parties (i.e., all parties to the arbitration other than the losing party), and (ii) shall further provide for the payment by the losing party of interest on said award at the same interest rate payable by the Borrower to the Lender hereunder. The arbitrator shall immediately upon conclusion of the arbitration proceedings, render and issue a written decision.

(d)             Each of the parties hereto submits to the non-exclusive personal jurisdiction of the courts of the Forum as an appropriate place for compelling arbitration or giving legal confirmation of any arbitration award, and irrevocably waives any objection which it may now or hereafter have to the venue of any such enforcement proceeding brought in any of said courts and any claim of inconvenient forum. Service of process for all arbitration proceedings may be made in accordance with the Rules. Service of process in any judicial or other proceeding (including proceedings to judicially confirm any arbitration award) may be made in the manner provided in Section 13.9 hereof and shall be deemed effective as provided therein.

(e)             Any claim or action of any kind (including, but not limited to, any claims for breach of contract), against the Lender arising out of or connected with this Agreement shall be barred and waived unless asserted by the commencement of an arbitration proceeding within one (1) year after the accrual of the action or claim. This section and the foregoing limitation shall survive termination of this Agreement.

(f)              Nothing in this section shall prejudice the right of the Lender to exercise their non-judicial foreclosure rights and remedies in respect of the Collateral, or prejudice the right of either party to obtain provisional relief or other equitable remedies as shall otherwise be available judicially pending the resolution of an arbitration proceeding provided in this Section.

13.5         Waiver of Jury Trial, Etc. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY. THE BORROWER FURTHER WAIVES ANY RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS (OTHER THAN THOSE RIGHTS OF SETOFF AND COUNTERCLAIMS ARISING SOLELY AND DIRECTLY FROM THE SERIES OR THIS AGREEMENT) IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE BORROWER, ON THE ONE HAND, AND THE LENDER ON THE OTHER HAND. Each of the parties expressly agrees that service of process in any judicial or other proceeding (including proceedings to judicially confirm any arbitration award) may be made in accordance with the provisions of Section 13.9 hereof and shall be deemed effective as provided therein.

13.6         Waiver With Respect to Damages13.7. THE LENDER HAS NO FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, THE BORROWER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE RELATIONSHIP BETWEEN THE LENDER AND THE BORROWER IN CONNECTION THEREWITH IS SOLELY THAT OF CREDITOR AND DEBTOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND THE BORROWER HEREBY WAIVES, ANY CLAIMS AGAINST THE LENDER ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.7         Expenses and Fees. The Borrower shall pay on demand all reasonable actual out-of-pocket costs and expenses, including reasonable outside attorneys’ fees and court costs, incurred by the Lender in connection with the negotiation, preparation and filing of this Agreement, the other Loan Documents and the other agreements and documents referred to herein up to the limits of the Attorney Costs, and shall pay all reasonable actual out-of-pocket costs and expenses, including reasonable outside attorneys’ fees and court costs, incurred by the Lender after the Closing Date in connection with this Agreement, the other Loan Documents and the Series, including, without limitation, amendments thereof, costs and expenses of preserving and protecting the Collateral, costs and expenses (including reasonable outside attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Lender’s Liens, sell or otherwise realize upon the Collateral and otherwise enforce the provisions of the Loan Documents or to defend any claims made or threatened against the Lender arising out of the transactions contemplated hereby, and in connection with the enforcement of the rights of the Lender thereunder or in connection with the realization upon any Collateral.

35

13.8         Taxes.

(a)             Any and all payments (including payments of principal, interest and all fees) by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future non-US taxes and other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on the Lender’s and Lender’s income or measured by the overall net income or gross receipts of the Lender, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender are organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or Netflix, shall be required by law to deduct any Taxes (other than with regard to foreign withholding taxes) from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.8) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)             In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)             The Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.8) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor. The Lender shall, at the time of any written demand for indemnification under this subsection (b), provide to the Borrower a receipt for, or other evidence of the payment of, the Taxes or Other Taxes for which indemnification is sought.

(d)             Within thirty (30) days after the date of any payment of Taxes, the Borrower will furnish to the Lender, at its address referred to in Section 13.9, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder with respect to which a claim for indemnity has been made hereunder, the Borrower will furnish to the Lender, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lender, in either case stating that such payment is exempt from or not subject to Taxes.

(e)             Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 13.8 shall survive the payment in full of principal and interest hereunder.

13.9         Notices. In order to be effective under the terms hereof, any notice, approval, authorization, consent, request, demand or other communication provided for hereunder or under any of the other Loan Documents to be given shall be (a) given in writing and (b) delivered either personally (which includes delivery by FedEx, DHL or other similar service), by certified mail, return receipt requested, postage prepaid, or by transmission by a telecommunications device (e.g., e-mail or facsimile transmission). Any such notice, waiver, approval, demand or other communication shall be deemed to have been received, and shall be effective (a) on the day when personally served, including delivery by overnight mail and courier service, (b) on the third day after its deposit in the United States mail, and (c) on the Business Day of confirmed transmission by telecommunications device. The addresses of the parties hereto (until notice of a change thereof is served as provided in this Section 13.9) shall be as follows:

To the Borrower: Llama Productions LLC 131 South Rodeo Drive, Suite 250 Beverly Hills, California 90212 Attention: Robert Denton Fax No.: (310) 273-4202 Email: bdenton@gnusbrands.com	With a copy to: Genius Brands International, Inc. 131 South Rodeo Drive, Suite 250 Beverly Hills, California 90212 Attention: Robert Denton Fax No.: (310) 273-4202 Email: bdenton@gnusbrands.com
To the Lender: Bank Leumi USA 555 West 5th Street, Suite 3300 Los Angeles, California 90013 Attention: David Henry Fax No.: (213) 452-8630 Email: David.Henry@leumiusa.com	With a copy to: Babok & Robinson LLP 9201 Wilshire Boulevard, Suite 303 Beverly Hills, California 90210 Attention: Barry Babok, Esq. Fax No.: (310) 860-1218 Email: barry@babokrobinson.com

13.10     Waiver of Notice. Unless otherwise expressly provided herein, the Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on the Borrower which the Lender may elect to give shall entitle the Borrower to any further notice or demand in the same, similar or other circumstances.

13.11     Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign its rights or delegate its duties hereunder or any interest herein without the prior written consent of the Lender and any such purported assignment or delegation shall be null and void.

13.12     Indemnification. The Borrower shall, at all times, defend and indemnify and hold the Lender (which for the purposes of this paragraph shall include the shareholders, officers, directors, employees, representatives and agents of the Lender) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, settlements, judgments or recoveries resulting from any alleged or actual breach of the warranties, agreements or covenants made by the Borrower herein, and from any suit or proceeding of any kind or nature whatsoever against the Lender arising from or connected with the transactions contemplated by this Agreement, the other Loan Documents or any of the documents, instruments or agreements to be executed pursuant hereto or any of the rights and properties assigned to the Lender hereunder, and from any suit or proceeding that the Lender may, in the good faith exercise of its business judgment, reasonably deem necessary or advisable to institute against any other person or the Borrower for any reason whatsoever to protect the rights of the Lender hereunder or under the other Loan Documents, or any rights otherwise granted to the Lender, including reasonable outside attorneys’ fees and costs and expenses incurred by the Lender, all of which shall be charged to and paid by the Borrower and shall be secured by the Collateral hereunder; provided, however, the Borrower shall have no obligation under this Section 13.12 with respect to any such event resulting from the Lender’s gross negligence or willful misconduct.

13.13     Amendments and Waivers. No amendment or modification of any provision of this Agreement or any other Loan Document shall be effective without the written agreement of the Lender and the Borrower. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 13.3 shall be binding on the Lender, and if signed by the Borrower, on the Borrower.

13.14     USA Patriot Act Notice. The Lender notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. In particular:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.

13.15     Final Agreement. This Agreement and the other Loan Documents are intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement by and among them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof.

13.16     Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Delivery of any executed counterpart of this Agreement by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart by facsimile TIFF, or PDF shall also deliver a manually executed counterpart of this Agreement, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

13.17     Section Headings. The various headings used in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

13.18     No Beneficiaries. The parties hereto do not intend by the inclusion of references to various third Person agreements to create any third Person beneficiary rights herein or under any of those agreements.

[Remainder of page intentionally left blank; signature page follows.]

36

IN WITNESS WHEREOF, each of the parties have executed this Agreement as of the date first above written.

“BORROWER” Llama Productions LLC By: /s/ Andy Heyward Name: Andy Heyward Its: President	“LENDER” Bank Leumi USA By: /s/ David K. Henry Name: David K. Henry Its: First Vice President By: /s/ G. De Chalender Name: G. De Chalendar Its:SVP

37

EXHIBITS AND SCHEDULES

TO

LOAN AND SECURITY AGREEMENT

EXHIBIT “A” Borrowing Certificate

EXHIBIT “B” Notice of Conversion/Continuation

SCHEDULE 1 Chain-of-Title Documents

SCHEDULE 5 List of Closing Documents

38

EXHIBIT “A”

TO

LOAN AND SECURITY AGREEMENT

Borrowing Certificate

Bank Leumi USA

555 West 5th Street, Suite 3300

Los Angeles, California 90013

Attention: David Henry

Fax No.: (213) 452-8630

Email: David.Henry@leumiusa.com

Re:	Loan and Security Agreement (the “Loan Agreement”) by and among Bank Leumi USA (the “Lender”) and Llama Productions LLC (the “Borrower”), relating to Season Two of series entitled Llama Llama.

Ladies and Gentlemen:

Pursuant to the terms of the Loan Agreement, the Borrower hereby requests that the Lender make a loan (the “Loan”) to the Borrower in the amount and on the date specified below. Initially capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Loan Agreement.

The requested Loan is as follows: (a) the amount of the Loan is $[ ]; (b) the funding date is to be [_____________], 20[__]; (c) the Loan is to be a [Prime Rate / LIBOR] Loan [with an Interest Period of [___] months] [choose one (1), three (3) or six (6)]; and (d) the proceeds of the Loan are to be disbursed according to the terms set forth on Exhibit A attached hereto and incorporated herein by this reference

The Borrower hereby certifies to the Lender that: (a) all representations and warranties of the Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date; (b) all conditions precedent to the Lender’s obligation to make the requested Loan have been satisfied or waived in writing by Lender; and (c) no Default or Event of Default has occurred and is continuing or will occur after giving effect to the Loan hereby requested.

This Borrowing Certificate may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Borrowing Certificate sent by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Borrowing Certificate by facsimile, TIFF or PDF also shall deliver a manually executed counterpart of this Borrowing Certificate but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability and binding effect of this Borrowing Certificate.

[Remainder of page intentionally left blank; signature page follows.]

A-1

This Borrowing Certificate is executed by the undersigned as of __________, 20___.

Llama Productions LLC By:_____________________________ Name:___________________________ Its:______________________________

The Completion Guarantor acknowledges and agrees that when the Loan referred to herein is deposited into the Production Account listed on the attached Exhibit A (or is paid directly to a third party as provided for in the attached Exhibit A), such amounts marked with an asterisk (“*”) on the attached Exhibit A shall be deemed applied against the Strike Price as such term is defined in the Completion Guaranty for Llama Llama.

Film Finances, Inc.

By:_____________________________

Name:___________________________

Its:______________________________

A-2

EXHIBIT “B”

TO

LOAN AND SECURITY AGREEMENT

NOTICE OF CONVERSION/CONTINUATION

Bank Leumi USA

555 West 5th Street, Suite 3300

Los Angeles, California 90013

Attention: David Henry

Fax No.: (213) 452-8630

Email: David.Henry@leumiusa.com

Re:	Loan and Security Agreement (the “Loan Agreement”) by and among Bank Leumi USA (the “Lender”) and Llama Productions LLC (the “Borrower”), relating to Season Two of the series entitled Llama Llama

Gentlepersons:

Pursuant to the terms of the Loan Agreement the Borrower hereby requests that the Lender continue or convert, as applicable a Loan to the Borrower as specified below. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

The Borrower hereby requests the conversion to/ continuation of the Loans as LIBOR Loans as follows: (a) the conversion/continuation date is ______; (b) the aggregate amount of the Loans to be continued is $_______; (c) the Loans are to be continued as LIBOR Loans; and (d) the duration of the Interest Period for the Loans included in the continuation shall be _____ months.

The Borrower hereby certifies to the Lender that: (a) all representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a Loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date; (b) all conditions precedent to the Lender’s obligation to make the requested Loan have been satisfied or waived in writing by the Lender; and (c) no Default or Event of Default has occurred or will occur after giving effect to the Loan hereby requested.

This Notice of Conversion/Continuation may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Notice of Conversion/Continuation by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Notice of Conversion/Continuation. Any party delivering an executed counterpart of this Notice of Conversion/Continuation by facsimile, TIFF, or PDF shall also deliver a manually executed counterpart of such document, but the failure to do so shall not affect the validity, enforceability, or binding effect of this document

This Notice of Conversion/Continuation is executed by the undersigned as of ______, 201_.

“borrower” Llama Productions LLC By:_____________________________ Name:__________________________ Its:_____________________________

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

B-3

SCHEDULE 1

TO

LOAN AND SECURITY AGREEMEN

Chain-of-Title Documents

1.       Amendment #3 to Writer Agreement, dated as of June 7, 2018, between Genius Brands International, Inc. and Joseph Purdy re: engagement for Season Two services.

2.       Writer’s Agreement, dated as of July 23, 2018, between Genius and Peter Hunziker re: Episode LAL01-02-01.

3.       Writer’s Agreement, dated as of July 23, 2018, between Genius and Smashing M, Inc. f/s/o Rachel Lipman Rosen re: Episode LAL01-02-02.

4.        Standard Freelance Animation Writer’s Agreement, dated as of July 23, 2018, between Genius and Molly Shepherd-Oppenheim re: Episode LAL01-02-03.

5.        Standard Freelance Animation Writer’s Agreement, dated as of July 23, 2018, between Genius and Joe the Basque, Inc. f/s/o Joe Ansolabehere re: Episode LAL01-02-04.

6.        Standard Freelance Animation Writer’s Agreement, dated as of July 23, 2018, between Genius and Corey Powell re: Episode LAL01-02-05

7.       Assignment from Genius to Borrower.

8.       Form PA/COs for the Season Two Episodes, with copyright claimant in the name of the Borrower, along with proof of payment and deposit with the USCO, as and when filed with the USCO.

B-4

SCHEDULE 5

TO

LOAN AND SECURITY AGREEMENT

LIST OF CLOSING DOCUMENTS

The items referred to in Subsection 5.1(b) of the Loan and Security Agreement as follows:

1.               Note;

2.               Initial Borrowing Certificate;

3.               UCC Searches in the appropriate jurisdictions for the Borrower;

4.               Authorization to File Security Documents for the Borrower;

5.               Acknowledgment copies of proper UCC-1 Financing Statements, duly filed on or before the Closing Date under the appropriate jurisdictions that the Lender may deem necessary or desirable in order to perfect the Lender’s Lien for the Borrower;

6.               Copyright Mortgages in favor of the Lender, duly executed and delivered by the Borrower and any other Person required by the Lender;

7.       Insurance Certificates and other evidence of all insurance coverage as required pursuant to Section 10.5 in form, scope, and substance, reasonably satisfactory to the Lender, naming the Lender as an additional insured or loss payee, as appropriate, including E&O Insurance, entertainment, a producer’s package, general liability, auto liability, and umbrella coverage;

8.               Notice to Insurer;

9.               Power of Attorney in favor of the Lender from the Borrower;

10.            Pledge Agreement;

11.            Deposit Account Control Agreement;

12.            Chain-of-Title Documents;

13.            Completion Guaranty Agreement;

14.            Completion Agreement;

15.            Netflix License Agreement;

16.            Netflix Notice of Assignment;

17.            Budget;

18.            Cash Flow;

19.            Production Schedule

20.            Co-Production Agreement;

B-5

21.            Certificate of the manager of the Borrower certifying to the following: (1) a copy of resolutions of the members of the Borrower authorizing the execution, delivery and performance of the Loan Documents, and the transactions contemplated thereby, and such other documents relating thereto as the Lender reasonably may request; (2) a copy of the articles of organization of the Borrower, certified by the California Secretary of State; (3) a copy of the operating agreement of the Borrower; and (4) signature and incumbency certificates of the Borrower’s officers/managers who are authorized to execute the Loan Documents.

22.            Certificate of Good Standing of the Borrower from the Secretary of State of its jurisdiction of formation and the secretary of state of each jurisdiction in which the it is qualified to do business, each dated a recent date prior to the Closing Date:

23.            Duly executed such UCC-3 Termination Statements and other instruments, in form and substance satisfactory to the Lender, as shall be necessary to terminate and satisfy all Liens on the Collateral except Permitted Liens, if applicable;

24.            Copies of all consents or approvals of any governmental authority or other Person which the Lender determines is required in connection with the transactions contemplated by this Agreement;

25.            Certificates and other evidence, in form, scope, and substance, reasonably satisfactory to the Lender, of all insurance coverage as required pursuant to Section 10.5;

26.            Guild Subordination Agreements, if applicable; and

27.            Written confirmation from the Completion Guarantor that the Strike Price will be met once the Commitment (less the Interest and Fee Reserve) is funded.

B-6

Exhibit 10.2

AMENDMENT NO. 2 TO LOAN AND SECURITY AGREEMENT

This Amendment No. 2 to Loan and Security Agreement (this “Amendment”) is entered into and made effective as of August 27, 2018, by and between Llama Productions LLC, a California limited liability company (the “Borrower”), and Bank Leumi USA, a New York banking corporation (the “Lender”).

RECITALS

This Amendment is being entered into in reference to the following facts:

(A)       The Borrower and the Lender entered into a Loan and Security Agreement (the “Agreement”), dated as of August 5, 2016 and amended as of November 7, 2017, in connection with original premium pay animated children’s episodic television series tentatively entitled Llama Llama.

(B)       The parties hereto desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereto hereby agree as follows.

ARTICLE 1 - AMENDMENTS

1.1 Recitals. The first Recital of the Agreement is hereby amended and restated to read in its entirety as follows:

“The Borrower has requested that the Lender make a loan to the Borrower of up to $1,768,010.29, the proceeds of which shall be used to pay a portion of the expenses of producing, completing and delivering fifteen (15) episodes of a premium pay animated children’s television series tentatively entitled Llama Llama and to pay interest, fees, costs and other amounts related thereto. The Lender is willing to make such a loan to the Borrower on the terms contained herein.”

1.2 Amendments to Section 1.1. The following definitions in Section 1.1 of the Agreement are hereby amended and restated to read in its entirety as follows:

““Commitment” means one million seven hundred sixty-eight thousand ten Dollars and twenty nine cents ($1,768,010.29).”

““Interest and Fee Reserve” means $50,449.”

“”Season One” shall mean collectively, each of the Season One Episodes, including the sound recordings thereof, as well as trailers and clips thereof, produced by means of any photographic, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, films, drawings, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on film, tape or any other material of any description (whether translucent or not) for later projection, exhibition or transmission by any means or media now known or hereafter devised, in such manner that the same are or appear to be in motion or in sequence on a screen, mirror, tube or other medium or device, whether or not accompanied by sound recording.”

““Season One Episodes” collectively means each of episodes of Season One and “Season One Episode” means any of the Season One Episodes.”

““Season Two” shall mean collectively, each of the Season Two Episodes, including the sound recordings thereof, as well as trailers and clips thereof, produced by means of any photographic, electronic, mechanical or other processes or devices now or hereafter known, invented, used or contemplated, by which photographs, films, drawings, images or other visual reproductions or representations are or may be printed, imprinted, recorded or otherwise preserved on film, tape or any other material of any description (whether translucent or not) for later projection, exhibition or transmission by any means or media now known or hereafter devised, in such manner that the same are or appear to be in motion or in sequence on a screen, mirror, tube or other medium or device, whether or not accompanied by sound recording.”

1

““Season Two Borrower” means Llama Productions LLC, a California limited liability company, in its capacity as borrower under the Season Two Loan Agreement.”

““Season Two Episodes” collectively means each of the ten (10) sequential episodes of Season Two, and “Season Two Episode” means any of the Season Two Episodes.”

““Season Two Loan Agreement” means the Loan and Security Agreement between the Lender and the Season Two Borrower in connection with Season Two.”

““Season Two Obligations” means, the ‘Obligations’ of the Season Two Borrower as defined in the Season Two Loan Agreement.”

““Series” means the premium pay animated children’s television series tentatively entitled Llama Llama, by whatever title such television series is now or may hereafter become known, including Season One, Season Two and any subsequent seasons.”

1.3 Amendment of Obligations. The definition of Obligations contained in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

““Obligations” collectively means (a) all present and future loans, advances, liabilities, obligations, covenants, duties, and indebtedness owing by the Borrower to the Lender in connection with the Series, whether or not arising under this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Lender in any of Borrower’s and/or any such other Person’s debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest (including interest accruing prior to or after the initiation of insolvency proceedings, whether or not allowed), charges, expenses, fees, reasonable outside attorneys’ fees and costs, filing fees and any other sums chargeable to the Borrower hereunder or under any other Loan Document; and (b) the Season Two Obligations.”

1.4 Amendment of Section 4.6. Section 4.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Apportionment, Application and Reversal of Payments. All payments not constituting payment of specific fees and all Collateral Proceeds received by the Lender shall be applied, subject to the provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities (other than interest and principal) then due to the Lender from the Borrower; second, to pay interest due in respect of all Loans; third, to pay principal of the Loans; fourth, to the payment of any other Obligations due to the Lender, exclusive of the Season Two Obligations; and fifth, to pay the Season Two Obligations. Notwithstanding any provision of this or any of the other Loan Documents to the contrary, if the Lender determines at any time that the Interest and Fee Reserve will be less than the total amount of interest accruing on the Loan before repayment thereof in full, then the Lender may retain proceeds in the Collection Account, in an amount determined by the Lender in its reasonable discretion to pay interest, at the interest rates provided for under this Agreement, owing on the Obligations on a current basis as a cash reserve to be applied by the Lender to interest as and when due hereunder. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations in such order as the Lender may determine in its sole and absolute discretion.”

1.5 Amendment of Section 11.1. Section 11.1 of the Agreement is hereby amended by the addition of a new Subsection (r) as follows:

“(r)       an Event of Default under the terms of the Season Two Loan Agreement.”

ARTICLE 2 – CONDITIONS

2.1 Conditions Precedent. This Amendment shall become effective upon the execution and delivery of this Amendment and Amendment No. 2 to the Promissory Note being entered into concurrently herewith.

2

ARTICLE 3 – GENERAL PROVISIONS

3.1 Full Force and Effect. Except as expressly amended hereby, the Agreement is and shall remain unmodified and in full force and effect.

3.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original of this Amendment and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Executed copies of the signature pages of this Amendment sent by facsimile or transmitted electronically in either Tagged Image Format Files (TIFF) or Portable Document Format (PDF) or other customary universal formats shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. Any party delivering an executed signature page to this Amendment by facsimile, TIFF or PDF shall also deliver a manually executed counterpart of this Amendment as quickly as practicable after execution of this Amendment, but failure to do so shall not of itself entitle a Party to treat this Amendment as invalid, unenforceable, or without binding effect.

3.3 Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to its conflict or choice of law principles.

3.4 Final Agreement. This Amendment is intended by the Borrower and the Lender to be the final, complete, and exclusive expression of the agreement between them with respect to the subject matter hereof. This Amendment supersedes any and all prior oral or written agreements relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment by and through its duly authorized representative as of the date and year first written above.

“LENDER” Bank Leumi USA By: /s/ David K. Henry Name: David K. Henry Its: First Vice President By: /s/ Catherine C. Burke Name: Catherine Burke Its: Vice President	“BORROWER” Llama Productions LLC By: /s/ Andy Heyward Name: Andy Heyward Its: President

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